                                                                   EXHIBIT 2.1





                           STOCK PURCHASE AGREEMENT


                                   BETWEEN


                        HEALTH PARTNERS OF ALABAMA, INC.


                                     AND


                        PHYSICIAN CORPORATION OF AMERICA


                                 MAY 3, 1996


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                                TABLE OF CONTENTS


SECTION 1.  PURCHASE AND SALE OF STOCK . . . . . . . . . . . . . . . . . . .   1

    1.1.   Basic Transaction . . . . . . . . . . . . . . . . . . . . . . . .   1
    1.2.   Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . .   2
    1.3.   The Closing and the Closing Date. . . . . . . . . . . . . . . . .   6
    1.4.   Deliveries at the Closing . . . . . . . . . . . . . . . . . . . .   6
    1.5.   Allocation of Purchase Price. . . . . . . . . . . . . . . . . . .   6


SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . .   7

    2.1.   Organization and Standing . . . . . . . . . . . . . . . . . . . .   7
    2.2.   Capitalization and Ownership. . . . . . . . . . . . . . . . . . .   7
    2.3.   Subsidiaries. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.4.   Corporate Power; Validity of Agreement; Consents. . . . . . . . .   8
    2.5.   No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . .   8
    2.6.   Minute Books. . . . . . . . . . . . . . . . . . . . . . . . . . .   9
    2.7.   Other Books and Records . . . . . . . . . . . . . . . . . . . . .   9
    2.8.   Financial Statements. . . . . . . . . . . . . . . . . . . . . . .   9
    2.9.   Fees and Commissions. . . . . . . . . . . . . . . . . . . . . . .  11
    2.10.  Absence of Undisclosed Liabilities. . . . . . . . . . . . . . . .  11
    2.11.  Absence of Changes. . . . . . . . . . . . . . . . . . . . . . . .  12
    2.12.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
    2.13.  Title to Properties and Assets. . . . . . . . . . . . . . . . . .  14
    2.14.  Condition and Sufficiency of Assets . . . . . . . . . . . . . . .  15
    2.15.  Compliance with Law and Other Instruments . . . . . . . . . . . .  15
    2.16.  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    2.17.  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
    2.18.  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
    2.19.  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . .  20
    2.20.  Employees, Consultants, Independent Contractors and Agents. . . .  20
    2.21.  Labor or Employee Disputes. . . . . . . . . . . . . . . . . . . .  21
    2.22.  Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . .  21
    2.23.  Accounts Receivable . . . . . . . . . . . . . . . . . . . . . . .  23
    2.24.  Environmental Matters . . . . . . . . . . . . . . . . . . . . . .  23
    2.25.  Proprietary Rights. . . . . . . . . . . . . . . . . . . . . . . .  24
    2.26.  Letters of Intent . . . . . . . . . . . . . . . . . . . . . . . .  24
    2.27.  Fraud and Abuse . . . . . . . . . . . . . . . . . . . . . . . . .  24
    2.28.  Activities of Providers and Members Groups. . . . . . . . . . . .  25
    2.29   Subscribers and Providers . . . . . . . . . . . . . . . . . . . .  25
    2.30.  Compliance with Medicaid and Medicare Program . . . . . . . . . .  26
    2.31.  Software. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
    2.32.  Complaints and Grievances . . . . . . . . . . . . . . . . . . . .  26
    2.33.  Absence of Certain Business Practices . . . . . . . . . . . . . .  27
    2.34.  No Material Adverse Change. . . . . . . . . . . . . . . . . . . .  27
    2.35.  Accuracy of Information . . . . . . . . . . . . . . . . . . . . .  27

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . .  27

    3.1.   Organization and Standing . . . . . . . . . . . . . . . . . . . .  27
    3.2.   Corporate Power; Validity of Agreement; Consents. . . . . . . . .  27
    3.3.   Fees and Commissions. . . . . . . . . . . . . . . . . . . . . . .  28
    3.4.   No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . .  28
    3.5.   Accuracy of Information . . . . . . . . . . . . . . . . . . . . .  28


SECTION 4.  CONDUCT OF BUSINESS PENDING CLOSING; ASSETS. . . . . . . . . . .  28

    4.1.   Ordinary Course of Business . . . . . . . . . . . . . . . . . . .  28
    4.2.   Assets. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
    4.3.   Intercompany Accounts . . . . . . . . . . . . . . . . . . . . . .  30


SECTION 5.  ADDITIONAL AGREEMENTS. . . . . . . . . . . . . . . . . . . . . .  31

    5.1.   Access and Information. . . . . . . . . . . . . . . . . . . . . .  31
    5.2.   Notice of Changes . . . . . . . . . . . . . . . . . . . . . . . .  31
    5.3    Certain Defaults. . . . . . . . . . . . . . . . . . . . . . . . .  31
    5.4.   Consents. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.5.   Notice of Breach. . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.6.   Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.7.   Corporate Name. . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.8.   Press Releases. . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.9    Conduct . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
    5.10.  Further Assurances. . . . . . . . . . . . . . . . . . . . . . . .  33
    5.11.  Use of Information System . . . . . . . . . . . . . . . . . . . .  33
    5.12.  Covenant Not-to-Compete by Seller . . . . . . . . . . . . . . . .  33
    5.13.  Future Affiliation with Buyer . . . . . . . . . . . . . . . . . .  34
    5.14   Covenants of Seller Relating to Competing Transactions. . . . . .  34
    5.15   Withholding . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
    5.16   Intercompany Indebtedness . . . . . . . . . . . . . . . . . . . .  35


SECTION 6.  CONDITIONS PRECEDENT . . . . . . . . . . . . . . . . . . . . . .  35

    6.1.   Conditions Precedent to Close . . . . . . . . . . . . . . . . . .  35
    6.2.   Conditions Precedent to Obligations of Seller . . . . . . . . . .  35
    6.3.   Conditions Precedent to Obligations of Buyer. . . . . . . . . . .  36


SECTION 7.  DEFAULT AND INDEMNIFICATION. . . . . . . . . . . . . . . . . . .  38

    7.1.   General Default . . . . . . . . . . . . . . . . . . . . . . . . .  38
    7.2.   Completed General Default by Seller . . . . . . . . . . . . . . .  38
    7.3.   Completed General Default by Buyer. . . . . . . . . . . . . . . .  38

    7.4.   Indemnification by Seller . . . . . . . . . . . . . . . . . . . .  38
    7.5    Indemnification by Buyer. . . . . . . . . . . . . . . . . . . . .  39
    7.6.   Notice and Procedure. . . . . . . . . . . . . . . . . . . . . . .  40
    7.7.   Other Indemnification Provisions. . . . . . . . . . . . . . . . .  40
    7.8.   Materiality . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
    7.9.   Survival of Obligation to Indemnify . . . . . . . . . . . . . . .  41


SECTION 8.  TERMINATION, AMENDMENT AND WAIVER. . . . . . . . . . . . . . . .  41

    8.1    Termination Prior to Closing Date . . . . . . . . . . . . . . . .  41
    8.2.   Effect of Termination . . . . . . . . . . . . . . . . . . . . . .  42
    8.3.   Extension; Waiver . . . . . . . . . . . . . . . . . . . . . . . .  42


SECTION 9.  CONFIDENTIALITY. . . . . . . . . . . . . . . . . . . . . . . . .  42

    9.1.   Respective Obligations. . . . . . . . . . . . . . . . . . . . . .  42
    9.2.   Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
    9.3.   Termination . . . . . . . . . . . . . . . . . . . . . . . . . . .  42


SECTION 10. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . .  43

    10.1.  No Assignment; Successors and Assigns . . . . . . . . . . . . . .  43
    10.2.  Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . .  43
    10.3.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
    10.4.  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . .  45
    10.5.  Delays or Omissions . . . . . . . . . . . . . . . . . . . . . . .  45
    10.6.  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    10.7.  Severability. . . . . . . . . . . . . . . . . . . . . . . . . . .  45
    10.8.  Attorneys' Fees . . . . . . . . . . . . . . . . . . . . . . . . .  45
    10.9.  Specific Performance. . . . . . . . . . . . . . . . . . . . . . .  46
    10.10. Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
    10.11. Rules of Construction . . . . . . . . . . . . . . . . . . . . . .  46
    10.12. Matters to be Arbitrated. . . . . . . . . . . . . . . . . . . . .  46

                            STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 3rd day of May, 1996, between the following parties:

     HEALTH PARTNERS OF ALABAMA, INC., an Alabama corporation (the "Buyer")

                                       and

     PHYSICIAN CORPORATION OF AMERICA, a Delaware corporation (the "Seller").


                             PRELIMINARY STATEMENTS

a. Seller owns all of the issued and outstanding capital stock of PCA Health Plans of Alabama, Inc., an Alabama corporation ("PCA-AL"), PCA Health Plans of Georgia, Inc., a Georgia corporation ("PCA-GA") and Health Strategies of Alabama, Inc., an Alabama corporation ("PCA-HSA") (collectively, the "PCA-Subs," and individually a "PCA-Sub"). The Buyer and Seller are referred to collectively herein as the "Parties" and individually sometimes as a "Party".

b. PCA-AL is a health maintenance organization licensed in the State of Alabama.

c. PCA-GA is a health maintenance organization licensed in the State of Georgia.

d.   PCA-HSA is a third party administrator operating in the State of Alabama.

e. Seller desires to sell and Buyer desires to purchase all of the shares of the outstanding capital stock of the PCA-Subs owned, directly or indirectly, by Seller, on the terms and conditions contained herein.


                                    AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual promises herein made and the representations, warranties, and covenants herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

SECTION 1.  PURCHASE AND SALE OF STOCK.

     1.1. BASIC TRANSACTION. Subject to, and in reliance upon, the representations, warranties, covenants and agreements hereinafter set forth, and subject to the terms and conditions hereinafter set forth, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the issued and outstanding shares of the capital stock (whether common, preferred or otherwise) of the PCA-Subs, and any and all options, warrants, and other rights Seller may possess to acquire any capital stock of the PCA-Subs, whether conferred by contract, by statute, or by the Articles or Certificate of Incorporation or By-Laws of any of the PCA-Subs, including, without limitation, all shares of the common stock of the PCA-Subs standing in the name of Seller on the books of the PCA-Subs as described on SCHEDULE 2.2(A) hereto

(hereinafter collectively referred to as the "Stock"). The Stock in the aggregate includes all of the issued and outstanding capital stock of the PCA-Subs, free and clear of all liens and encumbrances, except as specifically identified in the schedules to this Agreement.

     1.2. PURCHASE PRICE. In consideration of the sale and purchase of the Stock contemplated herein, the Buyer shall pay to Seller and Seller shall receive from the Buyer the Final Adjusted Purchase Price (as defined in Section 1.2(c)) which shall be determined and paid as follow:

          (a)  BASE PURCHASE PRICE.

               (i) The "Base Purchase Price" shall be Twenty-One Million Two Hundred Fifty Thousand Dollars ($21,250,000), or such lesser amount as determined based upon the adjustments provided under 1.2(a)(ii), below. At the Closing (as defined herein), the Buyer shall pay to Seller the Base Purchase Price less Two Million Dollars ($2,000,000), payable in cash or by wire transfer or other immediately available funds. The balance of the Base Purchase Price shall be placed in escrow (the "Escrowed Funds") to be held and disbursed in accordance with an escrow agreement (the "Escrow Agreement") which Escrow Agreement shall provide as follows:

                    (A) SouthTrust Bank of Alabama, N.A. shall act as the escrow agent (the "Escrow Agent").

                    (B) One Million Dollars ($1,000,000) of the Escrowed Funds shall be held under such Escrow Agreement for a period of six
     (6) months to be utilized to make the purchase price adjustment contemplated in Section 1.2(c) hereunder. After such adjustment under
     Section 1.2(c) is made, the balance of such One Million Dollars ($1,000,000) of the Escrowed Funds will be disbursed by the Escrow Agent to Seller.

                    (C) One Million Dollars ($1,000,000) of the Escrowed Funds shall be held under such Escrow Agreement for a three (3) year period, to be utilized by the Parties in connection with obligations of the Seller to indemnify the Buyer described under Section 7 of this Agreement.

In arriving at the Base Purchase Price, the Buyer and Seller have assumed that the stockholder's equity of the PCA-Subs as of December 31, 1995 (the "1995 Stockholder's Equity") is $543,000 for PCA-AL, $4,636,000 for PCA-GA and ($1,423,000) for PCA-HSA. (The 1995 Stockholder's Equity for PCA-AL, PCA-GA and PCA-HSA is referred to collectively as the "1995 Aggregate Stockholder's Equity").

               (ii) In arriving at the Base Purchase Price, the Buyer and Seller have utilized the total members participating in the health plans of the PCA-Subs as of March 1, 1996 as follows:

                    Entity                   Members
                    ------                   -------
                    PCA-AL                    20,322
                    PCA-GA                    17,242
                    PCA-HSA                   39,562
                                              ------
                    Total:                    77,126

The 77,126 members participating in the health plans of the PCA-Subs as of March 1, 1996 are defined herein as the "Required Members." Ninety percent (90%) of the Required Members (.90 X 77,126 = 69,413) is defined herein as the "Acceptable Attrition Rate." If the aggregate number of the Required Members still participating in the health plans of the PCA-Subs as of the Closing Date (the "Closing Date Members") is less than the Acceptable Attrition Rate, then the Base Purchase Price shall be decreased based on the difference between the Acceptable Attrition Rate and the Closing Date Members as follows: a $125 reduction for each ASO/self-insured member and a $500 reduction for each HMO member. For purposes of this Agreement, in determining what portion of the difference between the Acceptable Attrition Rate and the Closing Date Members consists of ASO/self-insured members and what portion of such difference consists of HMO members, the Parties shall utilize the same ratio of ASO/self-insured members and HMO members reflected in the difference between the Required Members and the Closing Date Members. For purposes of this Agreement, any member who has notified Seller or any of the PCA-Subs in writing of such member's intent to terminate such member's participation in the health plans of any PCA-Sub shall not be counted as a Closing Date Member.

     The provisions of this Section 1.2(a)(ii) may be demonstrated by the following example: Assume that the number of Closing Date Members is 68,413. The number of Closing Date Members (68,413) is less than the Acceptable Attrition Rate of 69,413, thus requiring a reduction in the Base Purchase Price under this Section 1.2(a)(ii). The total number of members on which the adjustment will be based is the 1,000 difference between the Acceptable Attrition Rate and the number of Closing Date Members. Making the appropriate adjustment to the Base Purchase Price requires a determination of the number of ASO/self-insured members represented in this 1,000 difference and the number of HMO members represented in this 1,000 difference. Assume that of the total 8,713 member difference between the number of Required Members and the number of Closing Date Members (77,126 - 68,413 = 8,713), 30% represent ASO/self-insured members and 70% represent HMO members. Therefore, of the 1,000 members representing the difference between the Acceptable Attrition Rate and the number of Closing Date Members, 300 (30% of 1,000) represent ASO/self-insured members, and 700 (70% of 1,000) represent HMO members, thus resulting in a total reduction in the Base Purchase Price of $387,500, computed as follows:

          300 ASO/self-insured members X $125/member - $ 37,500
          700 HMO members X $500/member -                       350,000
                                                               --------
          Total Reduction in Base Purchase Price:              $387,500
                                                               --------
                                                               --------

          (b) INITIAL ADJUSTED PURCHASE PRICE. The Base Purchase Price shall be adjusted as provided in this Section 1.2(b).

               (i) CLOSING DATE AGGREGATE STOCKHOLDER'S EQUITY; POST-CLOSING AUDIT. Buyer shall prepare balance sheets for each of the PCA-Subs as of the Closing Date and have such balance sheets (the "Closing Date Balance Sheets") audited (such audit referred to herein as the "Post-Closing Audit") by Coopers & Lybrand, L.L.P. (the "Buyer's Accountants"). The Closing Date Balance Sheets of PCA-AL and PCA-GA shall be prepared in accordance with statutory accounting practices ("SAP") prescribed or permitted by the Insurance Departments of Alabama and Georgia, respectively, and such statement referable to PCA-HSA shall be prepared in accordance with generally accepted accounting principles ("GAAP"), in each case applied on a basis consistent with the preparation of the Financial Statements referred to in Section 2.8 (except that in the case of PCA-HSA, accounts related to deferred income taxes shall be specifically excluded from the Closing Date Balance Sheet and the resulting computation of the Closing Date Aggregate Stockholder's Equity). The Post-Closing Audit shall include a computation of the estimated reported but unpaid and aggregate incurred but not reported claims of PCA-AL and PCA-GA as of the Closing Date (the "Estimated IBNR"). The Closing Date Balance Sheet of each PCA-Sub shall be used as the basis from which to determine the Closing Date aggregate stockholder's equity (the "Closing Date Aggregate Stockholder's Equity"). KPMG Peat Marwick, LLP (the "Seller's Accountants") shall have the right to review the Closing Date Balance Sheets and the computation of the Closing Date Aggregate Stockholder's Equity. The costs associated with the procedures performed by Buyer's Accountants shall be borne by Buyer and such costs referable to Seller's Accountants shall be borne by Seller. Buyer shall use its reasonable efforts to complete and deliver to Seller or Seller's Accountants the Closing Date Financial Statements within sixty (60) days after the Closing Date. If Seller, within ten (10) days after its receipt of the Closing Date Financial Statements, disagrees with the computation of the Closing Date Aggregate Stockholder's Equity, Seller shall notify Buyer in writing of the details of such disagreement. If Buyer and Seller are unable to resolve such disagreement within ten (10) days after such notice to Buyer, the Buyer and the Seller shall choose an unrelated firm of independent certified public accountants of recognized national standing within ten (10) days thereafter to resolve such dispute. Such unrelated firm shall resolve any such dispute within thirty (30) days after its engagement and its decision shall be final and binding on all parties. The fees and expenses of any such unrelated firm of accountants shall be shared equally by Seller and Buyer.

               (ii) INITIAL ADJUSTED PURCHASE PRICE. The Base Purchase Price shall be increased or decreased, thus resulting in the "Initial Adjusted Purchase Price" as follows: If the Closing Date Aggregate Stockholder's Equity is less than the 1995 Aggregate Stockholder's Equity, there shall be a corresponding dollar-for-dollar decrease in the Base Purchase Price in the amount of such difference. If the Closing Date Aggregate Stockholder's Equity is greater than the 1995 Aggregate Stockholder's Equity, there shall be a corresponding dollar-for-dollar increase in the Base Purchase Price in the amount of such difference.

               (iii) PAYMENT. Within five (5) days after the final determination of the Closing Date Aggregate Stockholder's Equity (including the resolution of any dispute provided under Section 1.2(b)(i) above), Buyer shall pay to Seller or Seller shall pay to Buyer as follows: (1) if the Initial Adjusted Purchase Price exceeds the Base Purchase Price, Buyer shall pay to Seller in cash or by wire transfer or other immediately available funds the amount of such difference, or (2) if the Base Purchase Price exceeds the Initial Adjusted Purchase Price, Seller shall pay to Buyer in cash or by wire transfer or other immediately available funds the amount of such difference.

          (c) FINAL ADJUSTED PURCHASE PRICE. The Final Adjusted Purchase Price shall be computed as provided in this Section 1.2(c).

               (i) ACTUARIAL VALUATION. As soon as practicable after the one hundred eightieth (180th) day following the Closing Date, Buyer shall cause an actuarial firm of national recognition (the "Buyer's Actuary") to perform a valuation (the "Actuarial Valuation") to compute the aggregate reported but unpaid and aggregate incurred but not reported claims of PCA-AL and PCA-GA as of the Closing Date (the "Actuarial IBNR"). Buyer shall deliver the results of the Actuarial Valuation to Seller immediately upon Buyer's receipt of such results. The Seller shall then have the right to have its own actuarial firm of national recognition (the "Seller's Actuary") review the results of the Actuarial Valuation. The costs associated with the procedures performed by the Buyer's Actuary shall be borne by the Buyer and those costs associated with the
procedures performed by Seller's Actuary shall be borne by Seller.   If Seller,
within ten (10) days after its receipt of the Actuarial Valuation, disagrees with the computation of the Actuarial Valuation, Seller shall notify Buyer in writing of the details of such disagreement. If Buyer and Seller are unable to resolve such disagreement within ten (10) days after such notice to Buyer, the Buyer and the Seller shall choose an unrelated actuarial firm of national recognition within ten (10) days thereafter to resolve such dispute. Such unrelated firm shall resolve any such dispute within thirty (30) days after its engagement and its decision shall be final and binding on all parties. The fees and expenses of any such unrelated actuarial firm shall be shared equally by Seller and Buyer.

               (ii) FINAL ADJUSTED PURCHASE PRICE. The Initial Adjusted Purchase Price shall be increased or decreased, thus resulting in the "Final Adjusted Purchase Price" as follows: If the Estimated IBNR is less than the Actuarial IBNR, there shall be a corresponding dollar-for-dollar decrease in the Initial Adjusted Purchase Price in the amount of such difference. If the Estimated IBNR is greater than the Actuarial IBNR, there shall be a corresponding dollar-for-dollar increase in the Initial Adjusted Purchase Price in the amount of such difference.

               (iii) PAYMENT. Within five (5) days after the final determination of the Actuarial IBNR, Buyer shall pay to Seller or Seller shall pay to Buyer as follows: (1) if the Final Adjusted Purchase Price exceeds the Initial Adjusted Purchase Price, Buyer shall pay to Seller in cash or by wire transfer or other immediately available funds the amount of such difference, or
(2) if the Initial Adjusted Purchase Price exceeds the Final Adjusted Purchase Price, Buyer shall receive the amount of such difference from the Escrowed Funds upon notice to the Escrow Agent in accordance with the Escrow Agreement. If and to the extent the Escrowed Funds described under 1.2(a)(i) to be utilized to make the purchase price adjustments contemplated by this Section 1.2(c) are insufficient with respect to the obligation of Seller to pay Buyer hereunder, Seller shall pay the remainder of such obligation to Buyer in cash or by wire transfer or other immediately available funds.

          (d) CONCERNING INDEMNIFICATION UNDER SECTION 7. No cash or other payments required to be paid and surrendered by Seller to Buyer or by Buyer to Seller under Section 1.2(b) and 1.2(c) shall be subject to the indemnification limitations of Seller and Buyer set forth in Section 7, but such amounts shall represent an additional obligation of Seller and Buyer hereunder.

     1.3. THE CLOSING AND THE CLOSING DATE. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Johnston, Barton, Proctor & Powell in Birmingham, Alabama, commencing at 9:00 A.M. on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to the Closing set forth in Section 6 hereof, including all necessary regulatory approvals, other than conditions with respect to actions the respective Parties will take at the Closing itself or thereafter, or such earlier or later date as Buyer and Seller may mutually agree (the "Closing Date").

     1.4. DELIVERIES AT THE CLOSING. At the Closing, (i) Seller shall deliver to Buyer the various certificates, instruments, and documents referred to in
Section 6.3 below; (ii) Buyer shall deliver to Seller the various certificates, instruments, and documents referred to in Section 6.2 below; (iii) Seller shall deliver to Buyer stock certificates representing all of the Stock, accompanied by duly executed assignment documents executed in favor of Buyer or its assigns; and (iv) Buyer will deliver the Base Purchase Price to Seller as specified in
Section 1.2(a) hereof.

     1.5. ALLOCATION OF PURCHASE PRICE. The Parties hereby agree to allocate the Final Adjusted Purchase Price to the following items in the following percentages:


          Description of Item:                    Allocated Amount
          --------------------                    of Purchase Price:
                                                  ------------------
     (a)  the issued and outstanding              43% of the Final Adjusted
          capital stock of PCA-AL;                Purchase Price

     (b)  the issued and outstanding              37% of the Final Adjusted
          capital stock of PCA-GA;                Purchase Price

     (c)  the issued and outstanding              20% of the Final Adjusted
            capital stock of PCA-HSA;             Purchase Price


The Parties undertake and agree to prepare, sign and timely file any information return as may be necessary to reflect the allocation of the Purchase Price hereunder. The Parties further undertake and agree to prepare, sign and timely file any information return as may be required under Section 1060(e) of the Internal Revenue Code of 1986, as amended (the "Code"). No Party shall file any tax return or other document or otherwise take any position which is inconsistent with the allocation determined pursuant to this Section 1.5 unless required to do so by a final determination of the Internal Revenue Service or a court of competent jurisdiction. Any adjustments to the Purchase Price under
Section 1.2 hereof or otherwise shall be proportionately allocated by the Parties among items (a), (b) and (c) set forth above based upon the original amount of the Purchase Price allocated to each such item.

SECTION 2.  REPRESENTATIONS AND WARRANTIES OF SELLER.

     Seller represents and warrants to Buyer that each of the representations and warranties contained in this Section 2 is true, correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date, as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2. Nothing in the exhibits or schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the disclosure identifies and describes such disclosure in sufficient detail. In addition, for purposes of this Agreement, the terms "reserved" and "reflected" when used with reference to financial statements shall mean an item accounted for either: (a) as an expense on the income statement included in such financial statements, or (b) as an offset to a particular asset account or as a liability on the balance sheet included in such financial statements. The terms "reserved" and "reflected" shall not mean an item which is disclosed in the notes to a financial statement and which is not also accounted for in the financial statements as contemplated in the preceding sentence. Any disclosure required to be made on more than one Schedule attached hereto shall be deemed to have been made on each such Schedule if such disclosure is made on at least one Schedule attached hereto.

     2.1. ORGANIZATION AND STANDING. Seller, PCA-AL, PCA-GA and PCA-HSA are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, Alabama, Georgia and Alabama, respectively, have all requisite corporate power and authority to own and operate their properties and assets, and to carry on their business as presently conducted and as presently proposed to be conducted in the future. Neither the ownership of their respective properties nor the nature of their respective business requires any PCA-Sub to be qualified to do business in any jurisdiction other than such PCA-Sub's state of incorporation. Seller and each PCA-Sub have delivered to Buyer complete and correct copies of their respective Certificate or Articles of Incorporation and Bylaws. Such copies are true, correct, complete and properly executed (if applicable) and contain all amendments through the date of this Agreement, and will be true, correct and complete as of the Closing Date.

     2.2.  CAPITALIZATION AND OWNERSHIP.

          (a) The capitalization of each PCA-Sub, including the number of authorized, issued and outstanding shares of each class of capital stock of each PCA-Sub, is set forth on SCHEDULE 2.2(A) hereto. Seller owns absolutely all of the heretofore described Stock of the PCA-Subs. Each share of Stock is duly authorized, validly issued in compliance with applicable law, fully paid and nonassessable and is registered in the name of Seller. Seller has good and marketable title to the entire legal and beneficial interest in and to all of the Stock, and all shares of the Stock are and shall on the Closing Date be free and clear of any pledge, lien, security interest, encumbrance, charge, claim or restriction whatsoever.

          (b) There are no (i) dividends or other distributions accrued or declared but unpaid in respect of the shares of Stock; (ii) right-of-first-refusal, buy-sell, voting trusts, voting agreements, irrevocable proxies or similar agreements executed by Seller or any PCA-Sub in respect of the shares of Stock; (iii) existing rights of Seller or any other party to require of any PCA-Sub to register any securities of a PCA-Sub or to participate with any PCA-Sub in any registration by a PCA-Sub of its securities; or (iv) outstanding warrants, options, convertible debt on securities or other agreements to which Seller, any PCA-Sub or any other person or entity is a party that provide for the purchase, sale, pledge, lien, encumbrance or other transfer of the shares of any of the Stock, whether issued or unissued.

     2.3. SUBSIDIARIES. No PCA-Sub owns, directly or indirectly, any capital stock or other equity or ownership or voting interest in any corporation, trust, partnership, association or business entity of any nature whatsoever.


     2.4. CORPORATE POWER; VALIDITY OF AGREEMENT; CONSENTS. Seller has all requisite corporate power and authority under its Certificate of Incorporation, Bylaws and Delaware corporate law to execute and deliver this Agreement and all of the agreements, instruments and other documents to be executed and delivered by Seller incident to the consummation of the transactions contemplated hereby (the "Ancillary Documents") and to carry out and perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all Ancillary Documents have been duly authorized and approved by the Board of Directors of Seller. Except as set forth on SCHEDULE 2.4, no other approval, consent, waiver or authorization of, or filing or registration with, any governmental authority or third party is required on the part of Seller or any PCA-Sub for the execution, delivery or performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement is, and the Ancillary Documents are, duly executed and delivered by Seller and constitute valid and binding obligations of Seller, legally enforceable against it in accordance with their terms.


     2.5. NO VIOLATION. Except as set forth on SCHEDULE 2.5, the execution, delivery and performance of this Agreement and the Ancillary Documents will not and do not result in any violation or breach of, conflict with, or constitute a default or event of default (whether by notice or lapse of time or both) or give rise to a conflict, breach, encumbrance, right of termination, cancellation or acceleration under any provision of (a) the Certificate or Articles of Incorporation, Bylaws, or other governing or organizational documents of Seller or any PCA-Sub; (b) any law, rule or regulation, or any judgment, decree, order, ruling, or award of any court or governmental authority, domestic or foreign, applicable to Seller or any PCA-Sub or their respective businesses as conducted on the date of this Agreement and as expected to continue thereafter based on applicable law and regulations currently in existence; (c) any license, certificate or permit (all such licenses, certificates or permits are set forth on SCHEDULE 2.5 attached hereto) of Seller or any PCA-Sub; or (d) any agreement, contract, understanding, whether oral or written, indenture or other instrument or agreement to which Seller or any PCA-Sub is a party (whether directly or indirectly, as guarantor, third party beneficiary, or otherwise) or by which any of them or their assets or businesses, or the shares of capital stock of any PCA-Sub are bound; nor will such execution, delivery or consummation give to others any rights in or with respect to any shares of the Stock of any PCA-Sub or any of the assets or businesses of a PCA-Sub or result in the creation of any lien, charge or encumbrance upon any shares of the Stock of a PCA-Sub or any such assets or businesses.

     2.6. MINUTE BOOKS. The minute books and the corporate secretaries' files of each PCA-Sub have been made available to Buyer and shall be available until the Closing Date, at which time they shall be delivered to Buyer.


     2.7. OTHER BOOKS AND RECORDS. The books and records of the PCA-Subs have been made available, and shall be available hereafter, to Buyer. Except as set forth on SCHEDULE 2.7, the books and records taken as a whole contain a complete and accurate record of the business and operations of the PCA-Subs and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The PCA-Subs have not engaged in any transaction, maintained any bank account or used any of their corporate funds which have not been reflected in the regularly maintained books and records of the PCA-Subs.


     2.8. FINANCIAL STATEMENTS. For purposes hereof, unless the context indicates otherwise, the "Financial Statements" shall mean collectively the PCA-AL Financial Statements, the PCA-GA Financial Statements and the PCA-HSA Financial Statements.

          (a)  FINANCIAL STATEMENTS FOR PCA-AL.

               (i) Seller has delivered to Buyer true and correct copies of (1) the audited balance sheet of PCA-AL for fiscal years ended December 31, 1995 and December 31, 1994, and the audited statement of income, statement of operations and changes in shareholders' equity and cash flow statement for the respective periods then ending (the "SAP-AL Financial Statements," attached hereto as SCHEDULE 2.8(a)(i) and SCHEDULE 2.8(a)(ii), respectively); and (2) the audited consolidated balance sheet of Southeast Health Plan (Delaware), Inc. and subsidiaries, such entity being the upstream owner of PCA-AL at such time for the six months ended June 30, 1994 and the audited statement of income, statement of operations and changes in shareholders' equity and cash flow statement for the period then ending; and the audited consolidated balance sheet of Southeast Health Plan, Inc. and subsidiaries, such entity being the owner of PCA-AL at such time for the period from August 6, 1993 through December 31, 1993, and the audited statement of income, statement of operations and changes in shareholders' equity and cash flow statement for the period then ending (the "GAAP-AL Statements," attached hereto as SCHEDULE 2.8(a)(iii) and SCHEDULE 2.8(a)(iv), respectively). The foregoing are hereinafter collectively referred to as the "PCA-AL Financial Statements," including in each case any and all related notes, supplementary information and exhibits thereto. All of the SAP-AL Financial Statements have been prepared and audited by KPMG Peat Marwick LLP, independent certified public accountants, and all of the GAAP-AL Financial Statements have been prepared and audited by Coopers & Lybrand, LLP, independent certified public accountants.

               (ii) The SAP-AL Financial Statements as of, and for the periods ending on, the respective dates thereof are complete and correct in all respects and fairly present the information purported to be shown therein and (1) are in accordance with and have been derived from the books and records of PCA-AL and affiliates; (2) have been prepared in conformity with statutory accounting practices prescribed or permitted by the Insurance Department of the State of Alabama consistently applied throughout the periods indicated ("SAP-AL") except as stated therein; (3) fairly present the consolidated results of operations of

PCA-AL and affiliates as well as changes in shareholders' equity for the periods indicated; (4) fairly present the financial condition, assets and liabilities (fixed and contingent) of PCA-AL and affiliates as of the dates thereof; and (5) make full and adequate provision for all fixed or contingent obligations, liabilities, or commitments of PCA-AL and affiliates as of the dates thereof in accordance with SAP-AL.

               (iii) The GAAP-AL Financial Statements as of, and for the periods ending on, the respective dates thereof are complete and correct in all respects and fairly present the information purported to be shown therein and
(1) are in accordance with and have been derived from the books and records of PCA-AL and affiliates; (2) have been prepared in conformity with generally accepted accounting principles ("GAAP") consistently applied throughout the periods indicated except as stated therein; (3) fairly present the results of operations of PCA-AL and affiliates as well as changes in shareholders' equity for the periods indicated; (4) fairly present the consolidated financial condition, assets and liabilities (fixed and contingent) of PCA-AL and affiliates as of the dates thereof; and (5) make full and adequate provision for all fixed or contingent obligations, liabilities, or commitments of PCA-AL and affiliates as of the dates thereof in accordance with GAAP.

          (b)  FINANCIAL STATEMENTS FOR PCA-GA.

               (i) Seller has delivered to Buyer true and correct copies of (1) the audited balance sheet of PCA-GA for fiscal years ended December 31, 1995 and December 31, 1994, and the audited statement of income, statement of operations and changes in shareholders' equity and cash flow statement for the respective periods then ending (the "SAP-GA Financial Statements," attached hereto as SCHEDULE 2.8(b)(i) and SCHEDULE 2.8(b)(ii), respectively); and (2) the audited balance sheet of PCA-GA for the period from March 9, 1993 (date of inception) through December 31, 1993 and the audited statement of income, statement of operations and changes in shareholders' equity and cash flow statement for the period then ending (the "GAAP-GA Statements," attached hereto as SCHEDULE 2.8(b)(iii)). The foregoing are hereinafter collectively referred to as the "PCA-GA Financial Statements," including in each case any and all related notes, supplementary information and exhibits thereto. All of the PCA-GA Financial Statements have been prepared and audited by KPMG Peat Marwick LLP, independent certified public accountants.

               (ii) The SAP-GA Financial Statements as of, and for the periods ending on, the respective dates thereof are complete and correct in all respects and fairly present the information purported to be shown therein and (1) are in accordance with and have been derived from the books and records of PCA-GA; (2) have been prepared in conformity with statutory accounting practices prescribed or permitted by the Insurance Department of the State of Georgia consistently applied throughout the periods indicated ("SAP-GA") except as stated therein;
(3) fairly present the consolidated results of operations of PCA-GA as well as changes in shareholders' equity for the periods indicated; (4) fairly present the financial condition, assets and liabilities (fixed and contingent) of PCA-GA as of the dates thereof; and (5) make full and adequate provision for all fixed or contingent obligations, liabilities, or commitments of PCA-GA as of the dates thereof in accordance with SAP-GA.

               (iii) The GAAP-GA Financial Statements as of, and for the periods ending on, the respective dates thereof are complete and correct in all respects and fairly present the information purported to be shown therein and (1) are in accordance with and have been derived from the books and records of PCA-GA; (2) have been prepared in conformity with GAAP consistently applied throughout the periods indicated except as stated therein; (3) fairly present the results of operations of PCA-GA as well as changes in shareholders' equity for the periods indicated; (4) fairly present the financial condition, assets and liabilities (fixed and contingent) of PCA-GA as of the dates thereof; and (5) make full and adequate provision for all fixed or contingent obligations, liabilities, or commitments of PCA-GA as of the dates thereof in accordance with GAAP.

          (c)  FINANCIAL STATEMENTS FOR PCA-HSA.

               (i) Seller has delivered to Buyer true and correct copies of (1) the unaudited balance sheet of PCA-HSA for fiscal years ended December 31, 1995 and December 31, 1994, and the unaudited statement of income, statement of operations and changes in shareholders' equity and cash flow statement for the respective periods then ending (the "PCA-HSA Financial Statements," attached hereto as SCHEDULE 2.8(c)(i) and SCHEDULE 2.8(c)(ii), respectively). The PCA-HSA Financial Statements have been compiled by KPMG Peat Marwick LLP, independent certified public accountants.

               (ii) The PCA-HSA Financial Statements as of, and for the periods ending on, the respective dates thereof are complete and correct in all respects and fairly present the information purported to be shown therein and (1) are in accordance with and have been derived from the books and records of PCA-HSA; (2) fairly present the results of operations of PCA-HSA as well as changes in shareholders' equity for the periods indicated in accordance with GAAP; (3) fairly present the financial condition, assets and liabilities (fixed and contingent) of PCA-HSA as of the dates thereof; and (4) make full and adequate provision for all fixed or contingent obligations, liabilities, or commitments of PCA-HSA as of the dates thereof in accordance with GAAP.

          (d) CLOSING DATE BALANCE SHEETS. The Closing Date Balance Sheets provided for in Section 1.2(b) with respect each PCA-Sub (1) shall be complete and correct in all respects and fairly present the financial information purported to be shown therein; (2) shall be in accordance with and shall have been derived from the books and records of each PCA-Sub; (3) shall have been prepared in conformity with SAP or GAAP, as applicable, except as stated therein and as stated in 1.2(b)(i); (4) shall fairly present the results of operations of each PCA-Sub for the period ending on the Closing Date; (5) shall fairly present the financial condition, assets and liabilities (fixed and contingent), of each PCA-Sub as of the Closing Date; and (6) shall make full and adequate provision for all fixed or contingent obligations, liabilities or commitments for each PCA-Sub as of the Closing Date in accordance with either SAP or GAAP, as applicable.


     2.9. FEES AND COMMISSIONS. Except for a fee payable solely by Seller to Bear, Stearns & Co., Inc., no person, firm or other entity, retained or procured by or through Seller or any PCA-Sub is entitled to any fee or other payment, contingent or otherwise, as a finder, broker, agent, intermediary or in any other capacity whatsoever (collectively "Broker") in connection with the transactions contemplated by this Agreement.

     2.10. ABSENCE OF UNDISCLOSED LIABILITIES. No PCA-Sub has any debt, liability or obligation of any nature whatsoever, whether known or unknown, accrued, absolute, contingent or otherwise (including, without limitation, amounts owed to the Alabama Department of Industrial Relations, the Georgia Department of Labor, the Alabama or Georgia Department of Insurance, the Alabama or Georgia Department of Revenue or the Internal Revenue Service), except as reserved or reflected in the Financial Statements or incurred in the ordinary course of business after December 31, 1995. There is no basis for the assertion against any PCA-Sub of any liabilities not reflected in the Financial Statements, except for liabilities incurred in the ordinary course of business after December 31, 1995, and except for liabilities otherwise disclosed in the Schedules to this Agreement.

     2.11. ABSENCE OF CHANGES. Since December 31, 1995, and except as otherwise disclosed on SCHEDULE 2.11, each PCA-Sub has conducted its respective business in the ordinary and usual course consistent with past practices, so as to maintain and preserve intact its properties, businesses, and other assets including, but not limited to the goodwill of customers, subscribers, health care providers and others having relations with such PCA-Sub, and there has not been any adverse change in the business or condition, operations, properties, assets, or (to the best of the knowledge of Seller or any of the PCA-Subs) the prospects, financial or otherwise, or in the results of operations of any PCA-Sub, and to the best of the knowledge of Seller or any of the PCA-Subs, no event has occurred or circumstance exists that may result in such a adverse change. Except as set forth on
SCHEDULE 2.11, since December 31, 1995, the PCA-Subs have conducted their businesses only in the ordinary course of business and there has not been:

          (a) any cancellation or waiver of any claims or rights with a value to any PCA-Sub in excess of $2,500;

          (b) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any PCA-Sub, except in the ordinary course of business consistent with past practices;

          (c) any material default (including, without limitation, any event that would by giving of notice or the passage of time or both would constitute such a default), termination or threatened termination under or amendment to any agreement, arrangement, contract, lease or license of any PCA-Sub or any other contract or agreement relating to any PCA-Sub;

          (d) any change in the compensation arrangement or agreement with any employee (including, without limitation, any increase in the rate of wages, salaries, bonuses or other remuneration of any employee of any PCA-Sub) or subscribers, except in the ordinary course of business and consistent with the ordinary cycles of employee review and past practices;

          (e) any sale, lease or other disposition of any asset or property of any PCA-Sub or mortgage, pledge or imposition of any lien or other encumbrance on any asset or property of any PCA-Sub, other than in the ordinary course of business, consistent with past practices;

          (f) any adverse change in the relations with the employees or independent contractors of any PCA-Sub;

          (g) any adoption of or increase in the payments to or benefits under any profit-sharing, bonus, deferred compensation, savings, insurance, pension, retirement or other employee benefit plan for or with any employees of any PCA-Sub;

          (h) any declaration, setting aside or payment of any dividend or other distribution in respect of any of the capital stock of any PCA-Sub or any direct or indirect redemption, purchase or other acquisition of any such stock or any option, warrant or other right to purchase or acquire any such stock;

          (i) any capital expenditure or commitment therefore, except in the ordinary course of business consistent with past practices;

          (j) any incurrence of indebtedness or guaranty of indebtedness, liability or obligation by any PCA-Sub, except for obligations incurred in the ordinary course of business consistent with past practices;

          (k) any damage to or destruction or loss of any asset or property of any PCA-Sub, whether or not covered by insurance, adversely affecting the properties, assets, business, financial condition or, to the best of the knowledge of Seller or any of the PCA-Subs, the prospects of such PCA-Sub;

          (l) any entry into or termination of (i) any licensed dealer or sales representative joint venture, credit or similar agreement or (ii) any contract or transaction involving a total remaining commitment by or to any PCA-Sub of at least $2,500;

          (m) any change in the method of accounting or auditing practices used by any PCA-Sub;

          (n) any write-off as uncollectible of any notes or accounts receivable in excess of $2,500, except write-offs in the ordinary course of business charged to applicable reserves consistent with past practices;

          (o) any business conducted by any PCA-Sub, or any transaction entered into by any PCA-Sub, except in the ordinary course of business consistent with past practices; or

          (p) any agreement or commitment by Seller or any PCA-Sub to do any of the things described in this Section 2.11.

     2.12. INSURANCE. SCHEDULE 2.12 sets forth a list of all policies and pending applications for policies of property, theft, fire, liability, workers' compensation, title, professional liability, officers' and directors' liability, errors and omissions liability, life insurance, reinsurance, fidelity or any other insurance owned or maintained by each PCA-Sub or by Seller for the benefit of the PCA-Sub named therein as the insured or on which such PCA-Sub is paying any premiums (the "Insurance Policies", or singularly an "Insurance Policy"). Seller has provided Buyer with access to and copies of all Insurance Policies listed on SCHEDULE 2.12.

          (a)  Except as set forth on SCHEDULE 2.12, each Insurance Policy

               (1)  is valid, outstanding and enforceable;

               (2) is issued by an insurer that is financially sound and reputable; and

               (3) does not provide for any retrospective premium adjustment or other experience-based liability on the part of any PCA-Sub.

          (b) The Insurance Policies, taken together, provide adequate insurance coverage for the assets and operations of the PCA-Subs for all insurable risks to which the PCA-Subs are exposed.

          (c) Neither Seller nor any PCA-Sub has received any refusal of coverage or any notice that a defense will be afforded with reservation of rights or any notice of cancellation or any other indication that any Insurance Policy is no longer in full force or effect or will not be renewed or that the issuer of any Insurance Policy is not willing or able to perform its obligations thereunder.

          (d) The PCA-Subs have paid all premiums due and have otherwise performed all their respective obligations under each Insurance Policy.

          (e) The PCA-Subs have given notice to the insurer of all claims that may be insured thereby.

          (f) Except as set forth on SCHEDULE 2.12(f) hereto, no claims have been settled during the period during the period during which Seller has owned the Stock nor are there any claims outstanding under any Insurance Policy which would have an adverse effect on any of the PCA-Subs.

          (g) Except as set forth on SCHEDULE 2.12(g), neither Seller nor any PCA-Sub is providing, nor has made any commitment to obtain, from any third party insurers, professional liability insurance for the benefit of any third parties.

     2.13.  TITLE TO PROPERTIES AND ASSETS.

          (a)  No PCA-Sub owns any real property.

          (b) SCHEDULE 2.13(b) lists all leases and other agreements or instruments under which each PCA-Sub holds, leases or is entitled to the use of any real or personal property. Each PCA-Sub has made available to Buyer a true and correct copy of each lease and agreement for real property and for equipment utilized in the business of each PCA-Sub. No PCA-Sub is in default or in breach of any provision of any of such leases or agreements.

          (c) SCHEDULE 2.13(c) attached hereto is a true, complete and correct list of all personal property, machinery and equipment owned or leased by each PCA-Sub, including all personal property reflected in the Financial Statements applicable thereto. Except as set forth on SCHEDULE 2.13(c), all such personal property is under the physical custody of the PCA-Subs, including personal property under capital leases. Other than certain software owned by Seller to which the PCA-Subs are given access and the AS-400 equipment currently used by PCA-GA, the personal property, machinery and equipment listed on SCHEDULE 2.13(c) is all of the property, machinery and equipment used by each PCA-Sub in the ordinary course of its operations. To the best of the knowledge of Seller or any PCA-Sub, all property, machinery and equipment used by each PCA-Sub in its operations are in conformity with all applicable laws, ordinances, regulations, orders and other requirements.

          (d) Except as otherwise set forth in SCHEDULE 2.13(d), each PCA-Sub has good and marketable title to all of its properties and assets, whether real, personal, mixed, tangible or intangible, in each case free and clear of all mortgages, liens, charges, encumbrances, security interests, adverse claims, contracts of sale, covenants, conditions or restrictions on use or transfer, or other defects of title or of any other nature. None of the encumbrances set forth on SCHEDULE 2.13(d) impairs or interferes with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise impairs the business operations conducted by any PCA-Sub.

     2.14. CONDITION AND SUFFICIENCY OF ASSETS. The assets of the PCA-Subs are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The assets of the PCA-Subs together with certain Software owned by Seller to which the PCA-Subs are given access and the AS-400 equipment currently used by PCA-GA, are sufficient for the continued conduct of the PCA-Subs' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

     2.15.  COMPLIANCE WITH LAW AND OTHER INSTRUMENTS.

          (a) PCA-AL and PCA-GA currently operate as health maintenance organizations and are duly licensed as such under all applicable laws, including, without limitation, all licensing and regulatory requirements of the Alabama and Georgia Department of Insurance, respectively, and the Alabama and Georgia Department of Public Health, respectively. Attached as SCHEDULE 2.15 is a list of all licenses, certificates and permits of each PCA-Sub, together with true and correct copies of each such license, certificate and permit, which licenses, certificates and permits are in full force and effect, and each PCA-Sub is in compliance with the material terms, undertakings, conditions and provisions of such licenses, certificates and permits. Each PCA-Sub is in material compliance with all laws, ordinances, rules, regulations and orders of all governmental or regulatory entities, bodies, agencies and commissions ("Regulatory Entities") that are material and applicable to the operation of the business of PCA-AL and PCA-GA as currently operated. Except as otherwise set forth on SCHEDULE 2.15, no notice has been issued and no investigation or review is pending or, to the best of the knowledge of Seller or any of the PCA-Subs, threatened by any of the Regulatory Entities (i) with respect to any alleged violation by any PCA-Sub of any law, ordinance, rule, regulation, order, policy or guideline of any of the Regulatory Entities; or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of any PCA-Sub as operated currently and as anticipated to be operated. Except as otherwise set forth on SCHEDULE 2.15, no proceeding is pending or, to the best of the knowledge of Seller or any of the PCA-Subs, threatened and no event has occurred or circumstance exists that without notice or lapse of time, which could result in a revocation or denial to renew any license, permit, certificate, approval or other authorization required in connection with the operation of the business of any PCA-Sub or would have a material adverse effect on the business of any PCA-Sub conducted on the date hereof and, to the best of the knowledge of Seller or any PCA-Sub, as proposed to be conducted hereafter. There is no existing law, rule, regulation or order that prohibits any PCA-Sub from conducting its respective business in the manner in which it is now conducting such business or, to the best of the knowledge of Seller or any PCA-Sub, in the manner in which it presently proposes to conduct business in the future.

          (b) PCA-AL and PCA-GA participate in the Federal Employees Benefit Program (the "FEBP") and are in compliance with all laws, ordinances, rules, regulations and orders of all Regulatory Entities that are material and applicable to their participation in the FEBP. Without limiting the foregoing, in connection with their participation in the FEBP, PCA-AL and PCA-GA have appropriately stated the applicable federal rates, and maintain, and shall maintain on the Closing Date, sufficient documentation and records evidencing compliance with FEBP, including, without limitation, the statement of the applicable federal rates. The representations and warranties of Seller contained in this Section 2.15(b) shall not be subject to the indemnification limitations of Seller set forth in Section 7, but shall represent an additional obligation of Seller hereunder.

          (c) PCA-HSA currently operates as an administrator of health care services for self-insured groups and is engaged in medical management for employees and self-insured workmens' compensation funds and is duly licensed or qualified as such under all applicable laws to the extent that licensing or qualification is required by law, including, without limitation, all licensing and regulatory requirements of the Alabama Department of Insurance, the Alabama Department of Public Health and the Alabama Department of Industrial Relations. Attached as SCHEDULE 2.15(c) is a list of all licenses, certificates and permits of PCA-HSA, together with true and correct copies of each such license, certificate and permit, which licenses, certificates and permits are in full force and effect, and PCA-HSA is in compliance with the material terms, undertakings, conditions and provisions of such licenses, certificates and permits. PCA-HSA is in compliance with all laws, ordinances, rules, regulations and orders of Regulatory Entities that are material and applicable to the operation of its business as currently operated and, to the best of the knowledge of Seller or any PCA-Sub, as anticipated to be operated. No notice has been issued and no investigation or review is pending or, to the best of the knowledge of Seller or any PCA-Sub, threatened by any of the Regulatory Entities
(i) with respect to any alleged violation by PCA-HSA of any law, ordinance, rule, regulation, order, policy or guideline of any of the Regulatory Entities; or (ii) with respect to any alleged failure to have all permits, certificates, licenses, approvals and other authorizations required in connection with the operation of the business of PCA-HSA as operated currently and, to the best of the knowledge of Seller or any PCA-Sub, as anticipated to be operated. Except as otherwise set forth on SCHEDULE 2.15(c), no proceeding is pending or to the best of the knowledge of Seller or any PCA-Sub, threatened (and no event has occurred or circumstance exists that with notice or lapse of time or both), which could result in a revocation or denial to renew any license, permit, certificate, approval or other authorization required in connection with the operation of the business of PCA-HSA, as conducted on the date hereof and, to the best of the knowledge of Seller or any PCA-Sub, as proposed to be conducted hereafter. There is no existing law, rule, regulation or order that prohibits PCA-HSA from conducting its business in any jurisdiction in which it is now conducting such business or, to the best of the knowledge of Seller or any PCA-Sub, in which it presently proposes to conduct business in the future.

     2.16.  CONTRACTS.

          (a) Except as otherwise set forth on SCHEDULES 2.13(b), 2.13(c), 2.15, 2.20(b) AND 2.21, SCHEDULE 2.16 sets forth a true and complete list of all written or oral contracts (in the case of oral contracts, a summary description is provided), agreements, leases, mortgages, guarantees, matters of suretyship, powers of attorney, indemnity arrangements and commitments ("Contracts") to which any PCA-Sub is a party or which any of its assets is bound. All of the Contracts constitute legal, valid and binding obligations of such PCA-Sub executing such Contract and (i) are in full force and effect on the date hereof, and (ii) the PCA-Sub executing such Contract has not violated any provision of, or committed or failed to perform any act which, with notice, lapse of time or both, would constitute a default, of any provision of such Contract. To the knowledge of Seller, no other party to any of the Contracts is in default thereof. Except as set forth on SCHEDULE 2.16, the PCA-Subs have performed their obligations under all Contracts in all material respects and no party to any Contract has grounds to terminate such Contract. Except as set forth on
SCHEDULE 2.16, each Contract is with unrelated third parties and was entered into on an arm's-length basis in the ordinary course of business. Except as described on SCHEDULE 2.16, none of the transactions contemplated by this Agreement or any Ancillary Document creates in any party to the Contracts the right to revise the terms of, to demand a penalty or premium, to terminate or to accelerate any obligations of any PCA-Sub or declare that such Contracts have been breached. Correct and complete copies of all written Contracts disclosed on SCHEDULE 2.16 have been made available to Seller. Except as set forth on
SCHEDULE 2.16, each Contract, commitment and agreement between any of the PCA-Subs and each of its providers, members, employer and other group participants are in compliance with and do not violate any provision of any requirement applicable to licensed health maintenance organizations, health insurance companies or health or workmens' compensation insurance administrators under all applicable laws and regulations. Except as set forth on SCHEDULE 2.16, no Contract with a total amount payable of more than $2,500 has a term which is greater than two years remaining from the date hereof or requires any PCA-Sub to exercise an option or provide notice to any party of non-renewal or termination in order to prevent an extension of time beyond two years from the date hereof.


          (b) Neither Seller nor any PCA-Sub has any contract, commitment, or other agreement, whether written or oral, with Northside Hospital of Atlanta, Georgia.

          (c) Neither Seller nor any PCA-Sub has any contract, commitment, or other agreement, whether written or oral, with the Medicaid Agency of the State of Georgia or the Medicaid Agency of the State of Alabama to accept members receiving Medicaid benefits.

     2.17. LITIGATION. Except as set forth on SCHEDULES 2.15 OR 2.17, there is no: (i) action, suit, claim, proceeding, audit or investigation pending or, to the best of the knowledge of Seller or any PCA-Sub, threatened by any private or governmental litigant or before or by any federal, state, municipal or other governmental department, court, commission, board, bureau, agency, arbitration committee or instrumentality, domestic or foreign, against any PCA-Sub or any of its assets or employees, officers or directors (in their capacities as employees, officers or directors or, to the best of the knowledge of Seller or any PCA-Sub, against persons or entities who perform professional services under contract with any PCA-Sub or brought or, to the best of the knowledge of Seller or any PCA-Sub, threatened by participants in health benefit plans offered or administered by the PCA-Subs); (ii) arbitration proceedings relating to any PCA-Sub pending under collective bargaining agreements or otherwise; or (iii) governmental or professional inquiries pending or, to the best of the knowledge of Seller or any PCA-Sub, threatened against any PCA-Sub (including, without limitation any inquiry as to the qualification of a PCA-Sub to hold or receive any license or permit).
All files and records relating to those items set forth in SCHEDULE 2.17 have been made available to Buyer. There is no basis for any of the foregoing as to any PCA-Sub or any of their employees, officers, directors or assets or as to entities or persons who perform professional services under contract with any of the PCA-Subs in connection with the performance of such services on behalf of, or rendered to, any of the PCA-Subs. None of the PCA-Subs is subject to any continuing injunction, judgment, or other order of any court, arbitrator, or governmental or quasi-governmental agency, except as set forth on SCHEDULE 2.17 hereof. None of the PCA-Subs is in default under any order, license, regulation, or demand of any Federal, state, municipal or other governmental agency or regulatory body or with respect to any order, writ, injunction or decree of any court. The reserves reflected on the Financial Statements with respect to the matters set forth on SCHEDULE 2.17 make sufficient provision for the liabilities described herein.

     2.18.  TAXES.

          (a) Each of the PCA-Subs (or Seller on behalf of each PCA-Sub) has (or will have by the Closing Date) accurately prepared and timely filed with the appropriate governmental authorities all Tax Returns and reports required to be filed by it prior to the Closing Date (taking into account timely requested extensions) under all applicable laws or regulations, including but not limited to payroll and other employee tax returns which are required to be filed prior to the Closing Date (taking into account timely requested extensions), and have (or will have by the Closing Date) timely paid, or made provision for the payment of, all amounts of Taxes which have or may have become due as reflected on said returns or reports or pursuant to any assessment which has been received by it or which are otherwise due except for such Taxes as are being contested in good faith by appropriate proceedings by Seller or the PCA-Subs, which are set forth on SCHEDULE 2.18 hereto and with respect to which adequate reserves have been made and reflected on the Financial Statements. Seller has provided to Buyer true, accurate and complete copies of all such Tax Returns and all schedules and other supporting documents thereto filed by the PCA-Subs with all appropriate taxing authorities, including all communications relating thereto. The provisions for Taxes reflected in the Financial Statements are adequate for all Taxes for the periods ending on the respective dates of said Financial Statements and all years and periods prior thereto and for which the PCA-Subs may have been liable on such date. Except as set forth on SCHEDULE 2.18, none of the PCA-Subs is a party to any pending action, proceeding or audit, nor, to the best of the knowledge of Seller or any PCA-Sub, is any such action, proceeding or audit threatened by any governmental authority for any assessment or collection of Taxes, interest, penalties, assessments or deficiencies, and there is no basis for any assessment or collection of Taxes, interest, penalties, assessments, deficiencies or for any deficiency notice, 30-day letter, or similar notice with respect to Taxes. Except with respect to Taxes not yet due and owing, other than any Taxes with respect to which any of the PCA-Subs has a withholding obligation, there are no Tax liens on any of the properties or assets of any of the PCA-Subs.
The PCA-Subs have made all payments or deposits of estimated Taxes required to be made to avoid the addition to tax under Sections 6655 or 6656 or other comparable sections of the Internal Revenue Code of 1986, as amended (the "Code"), and any comparable provisions of state or local law and have collected or withheld (and have duly remitted or deposited) all amounts of Taxes required to be collected or withheld. Except as set forth on SCHEDULE 2.18, none of the PCA-Subs have waived any law or regulation fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect and there is no outstanding request for any extension of time within which to pay any Taxes or file any Tax Returns with the appropriate governmental authorities.

          (b) Except as provided on SCHEDULE 2.18, (i) none of the PCA-Subs have taken any action that would have the effect of deferring any liability for Taxes from any taxable period ending on or before the Closing Date to any taxable period ending thereafter other than amounts for deferred taxes set forth on the Financial Statements; (ii) none of the income recognized for federal, state, local, foreign or other income tax purposes by any of the PCA-Subs during the period beginning on January 1, 1996 and ending as of the Closing Date will
(A) be derived other than in the ordinary course of business, or (B) arise from transactions of a type not reflected in the relevant Tax Returns for the last taxable period ending on or prior to December 31, 1995; (iii) no excess loss account (within the meaning of Treas. Regs. Section 1.1502-19 or any other applicable proposed, temporary or final Treasury regulations), exists with respect to any of the PCA-Subs; (iv) none of the PCA-Subs have or will as of the Closing Date have, any deferred gain or loss (A) arising from deferred intercompany transactions, within the meaning of Treas. Regs. Section 1.1502-13, or (B) with respect to the stock or obligations of any member of the affiliated group of which a PCA-Sub is the common parent, as described in Treas. Regs.
Section 1.1502-14; (v) no consent has been filed under Section 341(f) of the Code with respect to any of the PCA-Subs nor has there been any agreement to have Section 341(f)(2) of the Code apply to any distribution of any assets owned by any of the PCA-Subs; (vi) none of the PCA-Subs has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code; (vii) none of the PCA-Subs is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is any such change in accounting method under consideration by the Internal Revenue Service or any other taxing authority; (viii) none of the PCA-Subs has disposed of any property which has been accounted for Tax purposes under the installment method;
(iv) none of the PCA-Subs is a party to any interest rate swap, currency swap or similar transaction; (x) none of the PCA-Subs has issued or assumed any corporate acquisition indebtedness, within the meaning of Section 279(b) of the Code, or any obligations described in Section 279(a)(2) of the Code; (xi) none of the PCA-Subs own any interest in an entity which is characterized as a partnership for federal income tax purposes; and (xii) as of the Closing Date, none of the PCA-Subs will have any "non-recapture net section 1231 losses," within the meaning of Section 1231(c)(2) of the Code.

          (c) For purposes of this Agreement, "Tax" or "Taxes" shall mean any and all federal, state, local, foreign and other taxes, levies, fees, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on any of the PCA-Subs, including, without limitation, taxes imposed on, or measured by, income, franchise, premium revenue, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties; and "Tax Return" shall mean returns, reports, information statements, and other documentation (including any additional or supporting material) filed or maintained by the PCA-Subs or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax.

     2.19.  BANK ACCOUNTS.  SCHEDULE 2.19 sets forth a true and correct list of the names and addresses of all banks and other institutions at which each PCA-Sub has accounts, borrowing resolutions, deposits or safety deposit boxes, with the nature of such account and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a
power-of-attorney on behalf of any PCA-Sub.   Except as set forth on
SCHEDULE 2.19, all cash in such accounts is held on demand deposits and is not subject to any restriction or limitation as to withdrawal.

     2.20.  EMPLOYEES, CONSULTANTS, INDEPENDENT CONTRACTORS AND AGENTS.

          (a) Seller and the PCA-Subs have delivered to Buyer a true and correct list of all contracts (whether written or oral) with any employees, marketing representatives, agents, independent contractors and consultants of each PCA-Sub, together with their titles or positions and the annualized amounts of base pay or compensation being paid to, or accrued for, each such person, date of hire, etc., and annual vacation and sick leave (if any) paid for such employee, as well as any contract or other agreement with Seller and any individual which might obligate any PCA-Sub. Except as otherwise disclosed on SCHEDULES 2.20(a), 2.20(b), 2.22(a) OR 2.22(g), no contract or agreement, whether written or oral, requires any of the PCA-Subs to pay compensation, commissions (i.e., marketing sales or agent broker agreements) or other remuneration at any time subsequent to termination of such contract or agreement. Except as set forth on SCHEDULES 2.20(a), 2.20(b), 2.22(a) OR 2.22(g), none of the PCA-Subs has guaranteed any bonus due and/or payable, now or in the future, to any employee, representative, agent, contractor or consultant.

          (b) Except as disclosed on SCHEDULE 2.20(B), no PCA-Sub, nor any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with any PCA-Sub would be deemed a single employer as such concept is embodied within the meaning of Section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), has any written or oral employment, severance or termination agreements, or any incentive compensation (including marketing or selling commissions, rates or schedules), deferred compensation, profit sharing, stock option, stock bonus, bonus plan, stock purchase, savings, consultant, retirement, pension or other "fringe benefit" plan, policy, agreement or arrangement ("Plans") with or for the benefit of any officer, director, employee, agent or other person, or any contract with any officer or employee or any other consultant or person which is not terminable by such PCA-Sub at will without liability, except as a PCA-Sub's right to terminate its employees at will may be limited by applicable Alabama and Georgia law. A copy of each of the Plans disclosed on SCHEDULE 2.20(b) as currently in effect and, if applicable, the most recent annual report, actuarial or accountant report, summary plan description, trust agreement and determination letter for each Plan have heretofore been delivered to Buyer.

     2.21. LABOR OR EMPLOYEE DISPUTES. Except as set forth on SCHEDULE 2.21 attached hereto, the PCA-Subs are not parties to any contract or other agreement with any labor union and are not experiencing or the subject of, or to the best of the knowledge of Seller or any PCA-Sub, threatened by, any union organization campaign or any strike, slowdown, picketing, work stoppage, or other labor disturbance by any labor union or group of employees, and there have not been any strikes, walkouts, work stoppages, or slowdowns affecting the PCA-Subs. Except as disclosed on SCHEDULE 2.21, no person (including, but not limited to, any federal, state, county or local government or other governmental, regulatory or administrative agency or authority) has filed any claim or has basis for any suit, action, proceeding or investigation against any PCA-Sub regarding its operations arising out of any statute, law, ordinance, code, rule or regulation relating to discrimination in employment or employment practices or occupational safety and health standards (including, without limitation, The Fair Labor Standards Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Rehabilitation Act of 1967, as amended, or the Americans with Disabilities Act of 1990).

     2.22.  BENEFIT PLANS.

          (a) SCHEDULE 2.22(a) lists each Employee Pension Benefit Plan (as defined below) and each Employee Welfare Benefit Plan (as defined below) sponsored or maintained by any PCA-Sub or by PCA for the benefit of any PCA-Sub. The PCA-Subs, nor Seller on behalf of any PCA-Sub, neither sponsor nor otherwise participate in, nor have they previously sponsored or otherwise participated in, any Employee Pension Benefit Plan (as defined in Section 3(2) of ERISA) that is subject to the minimum funding standards of Section 412 of the Code, or Section 301, et seq. of ERISA.

          (b) No Non-Exempted Prohibited Transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any Employee Benefit Plan (as defined in Section 3(3) of ERISA) sponsored by the PCA-Subs or Seller on behalf of any PCA-Sub and covered by Part 4 of Subtitle B of Title I of ERISA.

          (c) With respect to any self-funded Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA), such plan is fully funded on a present value actuarial basis.

          (d) Neither the PCA-Subs, nor Seller on behalf of any PCA-Sub are now, nor have they been during the preceding five (5) years, a contributing employer to a Multiemployer Plan (as defined in Section 4001(a)(3) of ERISA).

          (e) There are no actions, suits or claims pending (other than routine claims for benefits) or that could reasonably be expected to be asserted against any Employee Pension Benefit Plan or Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA), or the assets of any such plans. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA or any other federal or state law is pending or, to the best of the knowledge of Seller or any PCA-Sub, threatened against any fiduciary of any such plans. No Employee

Pension Benefit Plan or Employee Welfare Benefit Plan, or any fiduciary thereof, has been, or is currently, the direct or indirect subject of an investigation or examination by any governmental or quasi-governmental action.

          (f) All of the Employee Pension Benefit Plans and Employee Welfare Benefit Plans maintained by the PCA-Subs or Seller on behalf of any PCA-Sub comply currently, and have complied in the past, both as to form and operation, in all material respects with their terms and with the provisions of ERISA and the Code, and all other applicable laws, rules and regulations. All necessary governmental approvals and determinations for the Employee Pension Benefit Plans have been obtained, including where applicable, a favorable determination (covering all changes or amendments required by TEFRA, DEFRA and REA) as to the qualification of such plans under Sections 401(a) and 501(a) of the Code. Each of the Employee Pension Benefit Plans maintained by PCA-Subs or by Seller on behalf of PCA-Subs have either obtained a favorable determination (covering all changes or amendments required by TRA '86 and subsequent pension legislation, regulations or rulings) from the Internal Revenue Service as to its qualification under Sections 401(a) and 501(a) of the Code or is within the remedial amendment period (as provided in Section 401(b) of the Code) for making any required changes or amendments, and nothing has occurred since the date of each such determination or recognition letter that would adversely affect such qualification.

          (g) Except as otherwise set forth in SCHEDULES 2.20(a), 2.20(b) OR 2.22(g) hereto, no PCA-Sub, nor Seller on behalf of any PCA-Sub is a party to, nor do they have any liability under, any nonqualified plan of deferred compensation (whether funded or unfunded).

          (h) Except as otherwise set forth in SCHEDULE 2.22(h) hereto, all discretionary, employer contributions that have been declared by a PCA-Sub or Seller on behalf of a PCA-Sub have been contributed to the Physician Corporation of America 401(k) Profit-Sharing Plan (the "Plan"), and all employer matching contributions for employee 401(k) contributions made to the Plan prior to Closing, have been made and contributed to the Plan.

          (i) For purposes of all Sections of this Agreement dealing with ERISA, the term "Seller" shall mean Seller and each trade or business (whether or not incorporated) that together with Seller would be treated as a single employer under the provisions of Titles I or IV of ERISA.

          (j) The PCA-Subs have complied in all material respects with all provisions of the health care continuation coverage requirements of Code Section 4980B, the Family and Medical Leave Act of 1993, and the regulations thereunder.

          (k) Except as set forth on SCHEDULE 2.22(a) hereto, the PCA-Subs do not have in effect any Employee Benefit Plans or employee health insurance plans.

          (l) The Plan permits, or prior to Closing shall be amended to permit, employees of the PCA-Subs hired by the Buyer to roll or directly transfer their vested account balances to a qualified Employee Pension Plan at no cost to Buyer.

     2.23. ACCOUNTS RECEIVABLE. All accounts receivable of the PCA-Subs that are reflected on the Financial Statement or on the accounting records of the PCA-Subs as of the

Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statement or on the accounting records of the PCA-Subs as of the Closing Date (which reserves are adequate and calculated consistently with past practices and, in the case of the reserves as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserves reflected in the Financial Statements represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety (90) days after the day on which it first becomes due and payable. There is no contest, claim or right of set-off, other than returns in the ordinary course of business, under any contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. The representations and warranties of Seller set forth in this
Section 2.23 shall not be subject to the indemnification limitations of Seller set forth in Section 7, but shall represent an additional obligation of Seller hereunder.

     2.24.  ENVIRONMENTAL MATTERS.

          (a) The operations and properties of the PCA-Subs comply and have at all times in the past complied with all Environmental, Health, and Safety Laws and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. As used herein, "Environmental, Health, and Safety Laws" mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          (b) The PCA-Subs and their respective predecessors and affiliates have obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws, and all such permits, licenses, and other authorizations are in good standing and the PCA-Subs are in compliance with all terms and conditions of such permits. None of the PCA-Subs is aware of, nor has made or filed, any report or notice reporting any release, spill, emission, leaking, disposal, discharge, leaching or migration into the indoor or outdoor environment of a waste, pollutant, hazardous substance, toxic substance, hazardous waste, extremely hazardous waste, medial waste, restricted waste, special waste, asbestos or any substance or waste relating to the properties, operations or activities of any of the PCA-Subs, the presence of which will require remedial action.


     2.25. PROPRIETARY RIGHTS. Except for that certain software owned by Seller to which the PCA-Subs are given access, the PCA-Subs own or possess adequate licenses or other rights to use all copyrights, uncopyrighted works, trademarks, service marks, trade names, patents, unpatented inventions, trade secrets, know-how and other proprietary rights necessary or desirable to conduct their business as now conducted and hereafter proposed to be conducted (collectively, the "Proprietary Rights") and have made all applications and licenses necessary therefor. All such Proprietary Rights are listed and briefly described on SCHEDULE 2.25. Neither the validity of the Proprietary Rights nor the title thereto or use thereof by any of the PCA-Subs is being questioned in any pending or, to the best of the knowledge of Seller or any PCA-Sub, overtly threatened litigation and the conduct of the business of any of the PCA-Subs, as now or heretofore conducted, does not violate any licenses, copyrights, uncopyrighted works, trademarks, service marks, trade names, trade name rights, patents, patent rights, unpatented inventions or trade secrets of others. To the knowledge of Seller or the PCA-Subs, there is no infringement by others of any of the Proprietary Rights.

     2.26. LETTERS OF INTENT. Except as contemplated hereby, neither Seller nor any of the PCA-Subs has entered into a letter of intent, agreement in principle or other written agreement, whether binding or non-binding by its terms, with respect to any merger, sale of voting securities or assets or other corporate transaction which could result in the sale, disposition or exchange of any securities or assets of any of the PCA-Subs.

     2.27. FRAUD AND ABUSE. Seller, the PCA-Subs and the PCA-Subs' respective officers, directors, trustees and employees, as applicable, have not engaged in any activities which are prohibited under federal, state or local statutes or regulations including, without limitations, applicable Medicare and Medicaid statutes (42 U.S.C. Section 1320a-7a and 7b and Section 1395nn and the regulations promulgated thereunder), or which are prohibited by rules of professional conduct or which otherwise could constitute fraud, including but not limited to the following: (a) making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment; (b) making or causing to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment;
(c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; and (d) soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (i) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or (ii) in return for purchasing, leasing, or ordering or arranging for or recommending purchasing, leasing, or ordering any good, facility or service in violation of any applicable law, regulation, covenant or fiduciary obligation. The representations and warranties of Seller contained in this Section 2.27 shall not be subject to the indemnification limitations of Seller set forth in Section 7, but shall represent an obligation of Seller hereunder.

     2.28. ACTIVITIES OF PROVIDERS AND MEMBERS GROUPS. Except as set forth on SCHEDULE 2.28, to the best of the knowledge of Seller or any PCA-Sub:

          (a) no provider of medical services to any of the PCA-Subs are organized or are attempting to organize any entity (whether or not incorporated) for the purpose of bargaining or otherwise dealing with any of the PCA-Subs on a collective basis (except with respect to individual physicians who have formed professional corporations or partnerships for the purpose of providing medical services);

          (b) no contracting provider of services to any of the PCA-Subs has expressed an intent to Seller or to any of the PCA-Subs (whether oral or written and whether or not legally binding) to terminate its relationship with any of the PCA-Subs or to disenroll as a provider to the PCA-Subs, other than normal renewal negotiations consistent with past experience;

          (c) no providers of medical, hospital or ancillary services to any of the PCA-Subs have expressed an intent to Seller or to any of the PCA-Subs (whether or not legally binding) to terminate their respective contracts with any of the PCA-Subs, other than normal renewal negotiations consistent with past experience; and

          (d) no employer group representing twenty-five (25) or more enrollees in the aggregate or any brokerage group or broker representing twenty-five (25) or more enrollees (irrespective of the number of employers) has expressed an intent to Seller or to any of the PCA-Subs to terminate its HMO, service provider, administration, management or other relationship with any of the PCA-Subs or disenroll from any group medical benefit plan with the PCA-Subs, other than normal renewal negotiations consistent with past experience.

     2.29  SUBSCRIBERS AND PROVIDERS.   All contracts with individual
subscribers, subscriber groups, employer self-insurance funds, employer associations, providers and any other group were entered into by the PCA-Subs in the ordinary course of business. The PCA-Subs will have made available to the Buyer at all times from and after the date of this Agreement: (i) an accurate, correct and complete list of all persons who are members with any of the PCA-Subs under either a group subscriber contract or an individual subscriber contract as of March 1, 1996, together with a copy of all standard group and individual subscriber contracts of the PCA-Subs; and (ii) a list of all of the PCA-Subs' current contracting providers as of April 1, 1996. Each of the PCA-Subs has provided access and true and correct copies of all such contracting provider agreements to Buyer. Seller represents that as of March 1, 1996,
(i) PCA-AL had at least 20,322 fully-insured and self-insured HMO members;
(ii) PCA-GA had at least 17,242 fully-insured members and self-insured HMO members; and (iii) PCA-HSA had at least 39,562 members. Except as provided on
SCHEDULE 2.29, all contracting providers are in compliance with their provider contracts, and the respective PCA-Sub has properly credentialed each such contracting provider in accordance with the applicable credentialing protocols. Each of the PCA-Subs has provided true and correct copies of all physician and hospital handbooks, quality assurance and utilization review and all other similar policy directives. Set forth on SCHEDULE 2.29 is a list of all contracting providers which have agreements with terms in excess of two years after the Closing Date. Except as set forth on SCHEDULES 2.16 OR 2.29, none of the PCA-Subs is a party to any risk or profit-sharing arrangement.

     2.30.  COMPLIANCE WITH MEDICAID AND MEDICARE PROGRAM.  Each of the
PCA-Subs has or will timely and accurately file all requisite claims and other reports required to be filed in connection with all state and federal Medicaid and Medicare programs in which any of the PCA-Subs participate which are due on or before the Closing Date. Except as set forth on SCHEDULES 2.15, 2.17
OR 2.30, there are no claims, actions, payment reviews and/or appeals pending or, to the best of the knowledge of Seller or any PCA-Sub, threatened or scheduled before any commission, board or agency, including without limitation, any intermediary, carrier, the Alabama or Georgia Department of Insurance, the Alabama or Georgia Department of Public Health, the Alabama or Georgia Medicaid Agency or any other state or federal agency with respect to any Medicaid or Medicare claims filed by any of the PCA-Subs on or before the Closing Date, or program compliance matters, which would have an adverse effect on any of the PCA-Subs, or their assets, their operations or utility thereof, or the consummation of the transactions contemplated hereby. The PCA-Subs have delivered to Buyer true and correct copies of any claims, actions or appeals listed on SCHEDULE 2.30. Except for routinely scheduled reviews pursuant to the PCA-Subs' Medicaid and Medicare contracts, no validation review or program integrity review related to any of the PCA-Subs has been conducted by any commission, board or agency in connection with the Medicaid or Medicare programs and no such review is scheduled or pending or, to the best of the knowledge of Seller or any PCA-Sub, threatened against or affecting any of the PCA-Subs or their business, assets, or the consummation of the transactions contemplated hereby.

     2.31. SOFTWARE. SCHEDULE 2.31 hereto sets forth a description of all computer software used by the PCA-Subs, other than shrink-wrapped software packages available to the public generally (the "Software"), which Software is assignable by the PCA-Subs. Except as otherwise set forth on SCHEDULE 2.31, the PCA-Subs have exclusive title to, ownership of or all licenses or rights, including all necessary documentation thereto (which licenses or rights shall not expires or be terminable for six (6) months) to use the Software and all of its respective elements, including, but not limited to, source code and documentation and updates thereto.

     2.32. COMPLAINTS AND GRIEVANCES. Except as shown on SCHEDULE 2.32, there are no claims pending or, to the best of the knowledge of Seller or any PCA-Sub, threatened against any of the PCA-Subs for utilization review, member complaints made through governmental agencies or disputes with members regarding the interpretation of contractual language or contractual disputes with providers. All files and records relating to any such claims, complaints and disputes have been made available to Buyer. Each of the PCA-Subs have provided Buyer with copies and summarization of all grievance plans or procedures utilized by such PCA-Sub. Each of the PCA-Subs have operated in compliance with the terms of their respective grievance plans or procedures.

     2.33. ABSENCE OF CERTAIN BUSINESS PRACTICES. During the period in which Seller has owned the Stock, none of the PCA-Subs' officers, employees or agents, nor any other person acting on behalf of any of them or any PCA-Sub, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of Seller or the PCA-Subs (or assist it in connection with any actual or proposed transaction) which (i) might subject the

PCA-Subs to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) or, if not given in the past, might have had an adverse affect on the assets, business or operations of the PCA-Subs,
(iii) or, if not continued in the future, might adversely affect the assets, business, operations [or prospects] of the PCA-Subs.

     2.34. NO MATERIAL ADVERSE CHANGE.  Except as disclosed on SCHEDULE
2.11, since December 31, 1995, there has not been any material adverse change in the business, operations, properties, assets, condition, or (to the best of the knowledge of Seller or any PCA-Sub), the prospects of any PCA-Sub, financial or otherwise, and no event has occurred or circumstance exists that may result in such a material adverse change.

     2.35. ACCURACY OF INFORMATION. The representations and warranties of Seller contained herein and the information set forth on the Schedules hereto are true and correct in all material respects and do not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated herein or therein or necessary in order to make the statements herein or therein not misleading.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer represents and warrants to Seller as follows, as of the date hereof and the Closing Date:

     3.1. ORGANIZATION AND STANDING. Buyer is a corporation organized, validly existing, and in good standing under the laws of the State of Alabama, has all requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as presently proposed to be conducted in the future. Neither the ownership of its properties nor the nature of its business requires Buyer to be qualified to do business in any jurisdiction other than Buyer's state of incorporation. Buyer has delivered to Seller complete and correct copies of its Certificate or Articles of Incorporation and Bylaws. Such copies are true, correct, complete and properly executed (if applicable) and contain all amendments through the date of this Agreement, and will be true, correct and complete as of the Closing Date.

     3.2. CORPORATE POWER; VALIDITY OF AGREEMENT; CONSENTS. Buyer has all requisite corporate power and authority under its Articles of Incorporation, Bylaws and Alabama corporate law to execute and deliver this Agreement and all of the agreements, instruments and other documents to be executed and delivered by Buyer incident to the consummation of the transactions contemplated hereby, (collectively, the "Buyer Ancillary Documents") and to carry out and perform its obligations under the terms of this Agreement and the Buyer Ancillary Documents. The execution, delivery and performance of this Agreement and the Buyer Ancillary Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action by Buyer. Except as set forth on SCHEDULE 3.2, no other approval, consent, waiver or authorization of, or filing or registration with, any governmental authority or third party is required on the part of Buyer for the execution, delivery or performance of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby. This Agreement and the Buyer Ancillary Documents have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, legally enforceable against it in accordance with their terms.

     3.3. FEES AND COMMISSIONS. No person, firm or other entity is entitled to any fee from Buyer as a Broker in connection with the transactions contemplated by this Agreement.

     3.4. NO VIOLATION. Except as set forth on SCHEDULE 3.4, the execution, delivery and performance of this Agreement and the Ancillary Documents will not and do not result in any violation or breach of, conflict with, or constitute a default or event of default (whether by notice or lapse of time or both) or give rise to a conflict, breach, encumbrance, right of termination, cancellation or acceleration under any provision of (a) the Articles of Incorporation, Bylaws, or other governing or organizational documents of Buyer, (b) any law, rule or regulation, or any judgment, decree, order, ruling, or award of any court or governmental authority, domestic or foreign, applicable to Buyer or its respective businesses as conducted on the date of this Agreement and as expected to continue thereafter based on applicable law and regulations currently in existence; (c) any license, certificate or permit (all such licenses, certificates or permits are set forth on SCHEDULE 3.4 attached hereto) of Buyer; or (d) any agreement, contract, understanding, indenture or other instrument or agreement to which Buyer is a party (whether directly or indirectly, as guarantor, third party beneficiary, or otherwise) or by which its or its assets or businesses, or the shares of capital stock of Buyer are bound.

     3.5. ACCURACY OF INFORMATION. The representations and warranties of Buyer contained herein and the information set forth on the Schedules hereto are true and correct in all material respects and do not contain any statement that is false or misleading with respect to any material fact or omit to state any material fact required to be stated herein or therein or necessary in order to make the statements herein or therein not misleading.

SECTION 4.  CONDUCT OF BUSINESS PENDING CLOSING; ASSETS.

     4.1. ORDINARY COURSE OF BUSINESS. During the period from the date hereof to the Closing Date and except as otherwise agreed to by the Parties in writing, Seller shall cause each PCA-Sub to (i) conduct its operations according to its ordinary and usual course of business consistent with past practices; (ii) preserve intact its business organization, service provider and other contracts, properties, provider organizations, and enrollees; (iii) keep available the services of its officers and employees; and (iv) maintain satisfactory relationships with providers, payers, members, licensors, suppliers, distributors, customers, employees, contractors and others having business relationships with such PCA-Sub. Without limiting the generality of the foregoing, prior to the earlier of the Closing Date or the termination of this Agreement and except as otherwise required by this Agreement or any of the Ancillary Documents, no PCA-Sub shall and Seller shall ensure that none of the PCA-Subs shall, with the prior written consent of Buyer, which consent shall not be unreasonably withheld:

          (a)  amend its Articles or Certificate of Incorporation or Bylaws;

          (b) authorize for issuance, issue or deliver any additional shares of any stock of any class or securities convertible into shares of stock of any PCA-Sub or issue or grant any right, option, warrant or other commitment for the issuance of shares of stock or such securities;

          (c) split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend (whether in cash, stock or property) in respect of its capital stock or redeem or otherwise acquire any of its capital stock;

          (d) sell or purchase marketable securities owned by it, if any, except in the ordinary course of business;

          (e) prepay its expenses or obligations except in accordance with the terms of applicable contracts or agreement and in the ordinary course of business (or otherwise not to exceed $2,500);

          (f) increase compensation and/or benefits for any of its employees, consultants or officers;

          (g) terminate or enter into any employment or consulting contracts or any collective bargaining agreement;

          (h) sell or dispose of or encumber any of its capital assets with an aggregate value of $10,000 or more or make any capital expenditures in an aggregate amount in excess of $10,000 or enter into, renew or extend any lease of capital equipment or real estate involving payments in an aggregate amount in excess of $10,000 for the term of the lease;

          (i) create, amend, extend, renew, assume, incur or guarantee any indebtedness either involving amounts in excess of $2,500, individually or in the aggregate or not in the ordinary course of its business;

          (j) enter into any contract or commitment (including employment, consulting and collective bargaining agreements) or engage in any transaction which is not in the usual and ordinary course of its business or which is inconsistent with its past practices;

          (k)  create any stock option or other stock-based incentive plan;

          (l)  acquire any other business or interest therein;

          (m) enter into, amend or terminate (other than by expiration) any contract to which it is a party or by which its assets are bound, except in the usual and ordinary course of business consistent with past practices;

          (n) amend, supplement or otherwise alter, in any material respect, any contracts or relationships with any providers, except as required hereunder or pursuant to any of the Ancillary Documents or in the usual and ordinary course of business consistent with past practices;

          (o) amend, supplement or otherwise alter, in any material respect, any contracts or relationships with any subscribers or employer groups, except as required hereunder or pursuant to any of the Ancillary Documents, other than in the ordinary course of business consistent with past practices;

          (p) commence, compromise, settle, waive, approve or permit the settlement of, any litigation, proceeding, hearing, arbitration or other dispute or claim involving amounts in controversy of more than $2,500 in the aggregate, other than for fair consideration in the ordinary course of business consistent with past practices;

          (q) enter into any agreement or engage in any transaction with any of its stockholders, directors, officers or affiliates, or any of the stockholders, directors, officers or affiliates of any PCA-Sub, other than as provided in
Section 4.3 hereof;

          (r)  make any change in its accounting practices;

          (s) fail to keep in full force and effect insurance covering such PCA-Sub and its assets comparable in amount and scope of coverage to that which is now maintained;

          (t) fail to comply with any laws and regulations applicable to such PCA-Sub, or to the conduct of its business the noncompliance of which would adversely affect any of the PCA-Subs; or

          (u) enter into any contract or commitment to do any of the things described in the foregoing sections of this Section 4.1 above.

     4.2. ASSETS. With the exception of certain software owned by Seller and the AS-400 equipment currently used by PCA-GA, Seller shall ensure that the assets of each PCA-Sub (tangible and intangible), as of the Closing Date will include all the equipment, inventory and other assets being presently used in and necessary or useful for the conduct of or related to its business, except those consumed after the date hereof in the ordinary course of business or those sold with Buyer's express written consent.

     4.3. INTERCOMPANY ACCOUNTS. All intercompany accounts receivable, payable and other obligations (including, without limitation, any tax-sharing or tax-credit arrangements) between and among any PCA-Sub and Seller and any other entity affiliated with Seller (the "Intercompany Accounts") will be settled by Seller and its affiliates and subsidiaries in cash prior to Closing.

SECTION 5.  ADDITIONAL AGREEMENTS.

     5.1.  ACCESS AND INFORMATION.

          (a) Seller shall cause each PCA-Sub to afford to Buyer and its accountants, counsel and other representatives full and independent access during normal business hours for the period commencing on the date hereof through and as of the Closing Date to all of the properties, books, contracts, commitments, records and any employee or employees of each PCA-Sub and, during such period, Seller shall cause each PCA-Sub to furnish to Buyer all information concerning the business, properties and personnel of each PCA-Sub as Buyer may reasonably request, provided that no investigation pursuant to this Section 5.1 shall cure any breach of a representation or warranty made herein by Seller. Such investigation shall be performed by Buyer in such reasonable manner as Buyer shall determine, in Buyer's sole
discretion.   Notwithstanding the foregoing, Buyer agrees not to contact any providers or customers of any PCA-Sub without the written consent of such PCA-Sub (which consent shall not be unreasonably withheld), and agrees that any such contact shall be made, if requested by such PCA-Sub, in the presence of a representative of Seller or such PCA-Sub.

          (b) Seller shall cause the independent auditors of the PCA-Subs to make available copies of all such documents and information with respect to the business and properties of the PCA-Subs as representatives of Buyer may from time to time reasonably request, including, without limitation, the working papers used to prepare the Financial Statements and income tax returns filed by each PCA-Sub. All requests for such access or consultation with personnel shall be made through an officer or officers designated by Seller or the applicable PCA-Sub.

     5.2. NOTICE OF CHANGES. Between the date hereof and the Closing Date, Seller shall promptly advise, and shall cause the PCA-Subs to promptly advise Buyer in writing of any changes or matters which change or supplement the information set forth in this Agreement or the exhibits or schedules attached hereto; provided, however, that no such change or supplement shall cure any breach of any representations or warranties of Seller made herein. If, between the date hereof and the Closing Date, any federal, state or local governmental authority shall commence any examination, review, investigation, action, suit or proceeding against any Party or any of the PCA-Subs with respect to this Agreement, each Party shall give prompt notice thereof to the other and shall keep the other Party informed as to the status thereof. Buyer shall have the right to be present at and participate in any such proceeding affecting the PCA-Subs or their status or operations.

     5.3 CERTAIN DEFAULTS. Seller shall promptly notify, and shall cause each of the PCA-Subs to promptly notify, Buyer of any notice of default received by it subsequent to the date of this Agreement and prior to the Closing Date under any instrument or agreement to which Seller or any PCA-Sub is a party or by which Seller or any PCA-Sub is bound, which default could, if not remedied, result in any adverse effect on such person's business, relationship with potential subscribers, condition (financial or otherwise), properties, operations, working capital, liabilities, or assets or which would render incorrect any representation or warranty made herein as of the date such representation or warranty is required to have been made.

     5.4. CONSENTS. Each Party shall cooperate with the other Party hereto and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and proper or advisable to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement and use its best efforts to file all applications and information in order to obtain before the Closing Date all licenses, permits, consents or other approvals required by this Agreement to be obtained prior to the Closing Date by each such Party from any governmental authority or other person in connection with consummation of the transactions contemplated by this Agreement, including, without limitation, all consents necessary from Regulatory Agencies (including, without limitation, any approval necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or any approval necessary from the Alabama or Georgia Departments of Insurance), and under provider, group service, employer or lease agreements.

     5.5. NOTICE OF BREACH. Each Party shall immediately give notice to the other of the occurrence of any event, or the failure of any event to occur, that results in a breach of any representation or warranty contained herein by such Party or a failure by such Party to comply with any covenant, condition or agreement contained herein.

     5.6. EXPENSES. Except as otherwise expressly provided herein or in any Ancillary Document, Buyer shall pay all of its costs and expenses incurred in connection with this Agreement and the transactions contemplated herein. The fee payable to the United States Department of Justice and/or the Federal Trade Commission in connection with the filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall be borne one-half by Buyer and one-half by Seller. Seller shall pay all of its costs and expenses in connection with this Agreement and the transactions contemplated herein. Seller shall also pay all of the costs and expenses of all PCA-Subs incurred by the PCA-Subs in connection with this Agreement and the transactions contemplated herein.

     5.7. CORPORATE NAME. Buyer expressly acknowledges that Seller is not conveying any rights to the name "Physician Corporation of America" or the initialism "PCA" to Buyer. Buyer agrees to amend the Articles or Certificate of Incorporation of PCA-AL and PCA-GA immediately following the Closing to eliminate the initialism "PCA" from their respective corporate names.

     5.8. PRESS RELEASES. Prior to the Closing Date, neither Party shall issue any press releases concerning the terms and conditions of this Agreement or the transactions contemplated hereby without the prior review of the other Party.

     5.9 CONDUCT. Except as provided by this Agreement or as Buyer may otherwise consent in writing, Seller shall not permit any of the PCA-Subs to enter into any transaction, take any action or permit any event to occur that would result in any of the representations and warranties of Seller contained in this Agreement, or in any other agreement, certificate or other document delivered by or on behalf of the Seller, or any of its representatives, to Buyer in connection with this Agreement or the transactions contemplated herein, not being true and correct immediately after such transaction has been entered into or consummated or such event has occurred, except for such transactions or events that (i) are in the ordinary course of business consistent with each PCA-Subs' prior practice, (ii) do not violate the provisions of Section 4.1; and (iii) individually, or in the aggregate do not have a material adverse effect on the PCA-Subs taken as a whole.

     5.10.  FURTHER ASSURANCES.   At the request of either party hereto (the
"Requesting Party"), the other party shall take, or cause to be taken, all action, do or cause to be done all things, and execute and deliver, or cause to be executed and delivered, as the case may be, to the Requesting Party or for the benefit of the Requesting Party, all such further assignments, endorsements, and other documents as the Requesting Party may reasonably request in order to consummate the transactions contemplated by this Agreement. In case at any time after the

Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or any of the Ancillary Documents, Seller, proper officers or directors of any PCA-Sub, or Buyer, as the case may be, shall take all such necessary action.

     5.11. USE OF INFORMATION SYSTEM. On the Closing Date, Seller and Buyer shall execute that certain Software Licensing Agreement, a copy of which is attached hereto as Exhibit 5.11 hereof, to allow Buyer reasonable and necessary access to Seller's information system used by the PCA-Subs in the operation of their business immediately prior to the execution hereof for a period of one hundred eighty (180) days after the Closing Date.

     5.12. COVENANT NOT-TO-COMPETE BY SELLER. Seller agrees to enter into a covenant not to compete (the "Covenant Not to Compete") containing the following terms and conditions: For a period of three (3) years following the Closing Date (the "Period of Non-Compete"), Seller, for itself and its subsidiaries (other than the PCA-Subs), assigns, agents, successors and other affiliates, agrees to refrain from: (a) owning any part of, or operating or engaging directly or indirectly in the business of, a health maintenance organization ("HMO") health indemnity plan, preferred provider plan, point-of-service plan or other program for which insurance or HMO licensure may be required; or engaging in the business of providing any administrative, managed care or health care services to any self-funded health or welfare plan or any employee benefit plan, with participants located within the States of Georgia or Alabama; (b) soliciting, recruiting or assisting other parties to solicit or recruit any person who is a member of an HMO or private health plan operated by or associated with Buyer or any PCA-Sub to join an HMO or private health plan in Alabama or Georgia not operated by Buyer or a PCA-Sub; and (c) soliciting, recruiting or assisting others to solicit or recruit, or entering into any contractual or other arrangement with, any person who is a provider, supplier, independent contractor, employee or agent of Buyer or any PCA-Sub, to provide or render health care services in connection with an HMO or private health plan in Alabama or Georgia not operated by a PCA-Sub. However, notwithstanding the foregoing, nothing herein shall prohibit Seller or its subsidiaries, assigns, agents, successors or other affiliates from providing provider network services to workers' compensation programs in both Alabama and Georgia. The Covenant Not to Compete will further provide that in consideration thereof, the Buyer will pay to the Seller the sum of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000), payable in three (3) equal installments, the first such payment being made on the Closing Date, with subsequent payments being made on the anniversary thereof. In addition, the Covenant Not to Compete will provide that if PCA merges with or into, acquires or is acquired by, or sells all or substantially all of its assets to a third party during the Period of Non-Compete, and if Seller or the surviving or acquiring entity desires to or does compete with Buyer in Alabama or Georgia, then Seller will immediately refund to Buyer all payments then made by Buyer under the Covenant Not to Compete, at which point the Covenant Not to Compete and the Period of Non-Compete will terminate.

     5.13. FUTURE AFFILIATION WITH BUYER. For a one (1) year period following the Closing Date, Seller shall grant to Buyer an exclusive right of first refusal granting Buyer the exclusive right to enter into an affiliation agreement with Seller, on such terms and conditions as are mutually agreeable to Buyer and Seller, to render HMO services in Georgia and/or Alabama in connection with Seller's HMO/worker's compensation plan offered, maintained or operated by

Seller or any of its subsidiaries. Such affiliation agreement shall further provide that upon notice from Seller to Buyer granting Buyer the right to exercise such right of first refusal, Buyer shall have a thirty (30) day period from the date of such notice to exercise such right of first refusal.

     5.14  COVENANTS OF SELLER RELATING TO COMPETING TRANSACTIONS.

          (a) Until the Closing Date or the termination of this Agreement pursuant to Section 8, Seller shall not (and Seller shall not allow any of the PCA-Subs to) initiate, solicit or encourage (including by way of furnishing information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as hereinafter defined), enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the directors, officers, employees, agents and representatives of Seller or the PCA-Subs (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by Seller or any PCA-Sub) to take any such action. Seller shall promptly notify Buyer if any such inquiries or proposals are received by Seller or any of the PCA-Subs or any of its or their respective officers, directors, investment bankers, financial advisors, attorneys, accountants or other representatives. Seller shall keep Buyer informed, on a current basis, of the nature of any such inquiries and the status of any such proposals.

          (b) For purposes of this Agreement, a "Competing Transaction" shall mean any of the following involving any of the PCA-Subs (other than transactions with Buyer or any of its affiliates, including, without limitation, the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition other than in the ordinary course of business of all or substantially all of the assets of any of the PCA-Subs; (iii) any tender offer or exchange offer for the outstanding shares of capital stock of any of the PCA-Subs; (iv) a transaction or series of transactions pursuant to which any person or group of persons shall have acquired, directly or indirectly, beneficial ownership or the right to acquire beneficial ownership of any shares of capital stock of any of the PCA-Subs; or (v) any agreement to do any of the foregoing.

     5.15 WITHHOLDING. Seller shall provide, and shall cause the PCA-Subs to provide, any certificates or affidavits required by Buyer so that Buyer shall not be required to withhold any taxes from amounts to be paid to Seller hereunder.

     5.16 INTERCOMPANY INDEBTEDNESS. Prior to or as of the Closing Date, Seller shall pay to the PCA-Subs all amounts due the PCA-Subs by Seller or any of its affiliates. Prior to or as of the Closing Date, any obligation owed to any of the PCA-Subs by any officer, director, employee, agent or representative of the PCA-Subs shall be paid, at the request of Buyer, irrespective of the terms of repayment described in any note evidencing such obligation other than amounts advanced in the ordinary course of business under standard travel and expense plans in connection with any such person's employment, including for education proposes.

SECTION 6.  CONDITIONS PRECEDENT.

     6.1.  CONDITIONS PRECEDENT TO CLOSE.  Subject to waiver as set forth in
Section 8.3 below, the respective obligations of each Party hereto to consummate the transactions contemplated by this Agreement are subject to the fulfillment at or prior to the Closing Date of each of the following conditions:

          (a) No injunction, restraining order or other ruling or prohibition (each, a "Restraint") issued by any court of competent jurisdiction or governmental authority or regulatory body shall be in effect, and no proceeding, action, suit or claim brought or made by any governmental authority or regulatory body shall be pending that seeks any Restraint, and no statute, rule, regulation or executive order shall have been enacted or promulgated, in each case, that would prohibit the consummation of the transactions contemplated by this Agreement; it being understood that the Parties hereto shall use their reasonable best efforts to have any Restraint lifted and to oppose any action to impose a Restraint, and to reasonably extend the date set forth in Section 8.1(b) hereof so long as such efforts are continuing in good faith.

          (b) Any waiting period (and any extension thereof) applicable to the transactions contemplated by this Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or shall have been terminated by the United States Department of Justice and the Federal Trade Commission.

          (c) All statutory and regulatory requirements necessary for the valid consummation by Buyer, Seller and each PCA-Sub of the transactions contemplated by this Agreement and the Ancillary Documents shall have been fulfilled, and all authorizations, consents, approvals and waivers of all Regulatory Entities (including, without limitation, the Alabama and Georgia Department of Insurance) necessary to be obtained in order to permit consummation of the transactions contemplated by this Agreement shall have been obtained.

     6.2. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. Subject to waiver as set forth in Section 8.3 below, the obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) Buyer shall have performed and complied with all of its agreements and covenants contained in this Agreement required to be performed and complied by it on or prior to the Closing Date.

          (b) The representations and warranties of Buyer contained in this Agreement, the Exhibits and Schedules hereto, or in any other documents expressly required to be delivered by Buyer pursuant to this Agreement, shall have been true and correct in all material respects on the dates such representations and warranties were made, and at the Closing, as though made on and as of the Closing Date. Buyer shall have delivered to Seller a certificate of the President and Secretary of Buyer as to the satisfaction of the conditions specified in Sections 6.1, 6.2(a) and this Section 6.2(b).

          (c) Seller shall have received a certificate of the president and secretary of Buyer dated as of the Closing Date certifying as to the incumbency of the officers of Buyer signing for it and as to the authenticity of their signatures.

          (d) Buyer shall have delivered to Seller certified copies of the actions of its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the Ancillary Documents.

          (d) Seller shall have received, on or as of the Closing Date, the opinion of Johnston, Barton, Proctor & Powell, counsel to Buyer, in form and substance reasonably acceptable to Seller and its counsel.

     6.3. CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. Subject to waiver as set forth in Section 8.3, the obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

          (a) Seller shall have performed and complied with all of its agreements and covenants contained in this Agreement required to be performed and complied by it on or prior to the Closing Date.

          (b) The representations and warranties of Seller contained in this Agreement, the Exhibits and Schedules hereto, or in any other documents expressly required to be delivered by Seller pursuant to this Agreement, shall have been true and correct in all material respects on the dates such representations and warranties were made, and at the Closing, as though made on and as of the Closing Date. Seller shall have delivered to Buyer a certificate of the President and Secretary of Seller as to the satisfaction of the conditions specified in Sections 6.1, 6.3(a), 6.3(b), 6.3(h), 6.3(m) and 6.3(n).

          (c) Buyer shall have received a certificate of the president and secretary of Seller dated as of the Closing Date certifying as to the incumbency of the officers of Seller signing for it and as to the authenticity of their signatures.

          (d) Buyer shall have received, on and as of the Closing Date, the opinion of Zack, Sparber, Kosnitzky, Spratt & Brooks, P.A., counsel to Seller, in form and substance reasonably acceptable to Buyer and its counsel.

          (e) Seller shall have delivered to Buyer certified copies of the resolutions of its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement.

          (f) Buyer shall have received certified copies of release and termination agreements executed by Seller and the PCA-Subs and all other parties to or which may be bound by any shareholders' agreements, voting agreements, buy-sell agreements and any and all other similar agreements between (i) current shareholders or employees of the PCA-Subs or former shareholders or employees of the PCA-Subs during the period for which Seller has owned the Stock, on the one hand, and (ii) any of the PCA-Subs, on the other hand, (collectively, the "Corporate Agreements"). The release and termination agreements to be provided hereunder shall be in form and substance acceptable to Buyer and shall provide for a full and complete release and termination of all Corporate Agreements.

          (g) Buyer shall have sent notice of this transaction to an authorized representative of each employer group (including, without limitation, all risk and non-risk members) set forth on Schedule 6.3(g) or any brokerage group or broker representing a group of members set forth on Schedule 6.3(g), in form and substance reasonably acceptable to Buyer and its counsel.

          (h) Seller shall have notified each employer group containing five hundred (500) or more members as well as each brokerage group or broker representing a group of five hundred (500) or more members of the transactions contemplated in this Agreement.

          (i) Prior to the Closing, the Buyer shall have received UCC search reports dated as of a date not more than five (5) days before the Closing Date issued by the appropriate governmental bodies indicating that there are no filings under the Uniform Commercial Code on file with such governmental bodies which indicate any encumbrances on any assets of the PCA-Subs, other than those encumbrances which will be released at Closing, or except as approved by Buyer or which would not have an adverse effect on the conduct of the business of the PCA-Subs.

          (j) All approvals, consents, authorizations, and waivers which Seller or PCA-Subs are required to obtain to continue obligations on any material Contracts after the Closing Date shall have been obtained.

          (k) Seller shall have notified Northside Hospital in Atlanta, Georgia, that no agreement exists between PCA-GA and such party.

          (l) Seller shall have notified the State of Georgia Medicaid Agency that no agreement exists between PCA-GA and such party.

SECTION 7.  DEFAULT AND INDEMNIFICATION.

     7.1. GENERAL DEFAULT. In the event that prior to the Closing Date, any Party hereto fails in the due performance or observance of its obligations under this Agreement, or any of its representations or warranties set out herein is breached or determined to be materially inaccurate as of the date of this Agreement or as of the Closing Date, then so long as such state of facts continues, such Party (a "Defaulting Party") shall be deemed to be in default ("Default"). In such event, the other Party (a "Non-Defaulting Party") may deliver a written notice identifying the claimed failure, breach or inaccuracy. If the Defaulting Party does not use its best efforts to cure such Default after the delivery of written notice a "Completed General Default" may be declared by the Non-Defaulting Party. For purposes of this Agreement, the non-occurrence of any condition precedent necessary for either Party to complete the transaction (including, without limitation, the necessary approval of all Regulatory Entities) contemplated herein shall not be deemed a breach of this Agreement, and shall not constitute an event of default.

     7.2. COMPLETED GENERAL DEFAULT BY SELLER. In the event of a Completed General Default by Seller prior to the Closing Date, Buyer may:

          (a) terminate this Agreement and upon written notice of such termination Seller shall immediately pay the amount of $500,000 in cash to Buyer, as liquidated damages hereunder and not as a penalty; or

          (b) consummate the purchase of the Stock by requiring Seller to continue to satisfy its other covenants and agreements provided herein and, in furtherance thereof, bring an action against Seller, for equitable relief, including an action for specific performance.

     7.3. COMPLETED GENERAL DEFAULT BY BUYER. In the event of a Completed General Default by Buyer prior to the Closing Date, Seller may:

          (a) terminate this Agreement and upon written notice of such termination Buyer shall immediately pay the amount of $500,000 in cash to Seller, as liquidated damages hereunder and not as a penalty; or

          (b) consummate the sale of the Stock by requiring Buyer to continue to satisfy its other covenants and agreements provided herein and, in furtherance thereof, bring an action against Buyer for equitable relief, including an action for specific performance.

     7.4. INDEMNIFICATION BY SELLER. To the extent Buyer has not otherwise collected insurance proceeds with respect to the following items (provided, however, Buyer shall have no obligation to carry such insurance or to make any claim thereon) or the following items have not already been taken into account in arriving at the final purchase price, Seller shall indemnify and hold harmless Buyer, and its officers, directors, shareholders, employees, agents, assigns, successors and other affiliates, including the PCA-Subs after the Closing Date (collectively, the "Buyer Affiliates"), from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, demands, encumbrances, penalties, costs and expenses, including reasonable attorneys' and paralegal fees (collectively, hereinafter "Loss(es)"), which Buyer or any of the Buyer Affiliates incurs in connection with:

          (a) any misrepresentation or breach of any representation, warranty, or other agreement of Seller contained in this Agreement and in the Exhibits and Schedules attached hereto;

          (b) any breach, non-fulfillment of, or failure to comply with, any agreement or covenant on the part of Seller set forth in this Agreement or in any Ancillary Document or closing document executed by Seller hereunder;

          (c) any liability, fixed or contingent, of any PCA-Sub not reflected in the Closing Date Balance Sheets (not including the footnotes) referred to in
Section 1.2(b); and

          (d) Any liability or claim which may be asserted against the Buyer or any of the Buyer Affiliates at any time following the Closing Date in connection with the operation of the PCA-Subs prior to the Closing Date, whether or not disclosed herein or known to Buyer, including, without limitation, any liability incurred by Buyer;

          (e) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees with respect to the foregoing, or in enforcing this indemnity.

     7.5 INDEMNIFICATION BY BUYER. Buyer shall indemnify and hold harmless Seller, and its officers, directors, shareholders, employees, agents, assigns, successors and other affiliates, after the Closing Date, from and against any and all damages, losses, obligations, deficiencies, liabilities, claims, demands, encumbrances, penalties, costs and expenses, including reasonable attorneys' and paralegal fees (collectively, hereinafter "Loss(es)"), which Seller incurs in connection with:

          (a) any misrepresentation or breach of any representation, warranty, or other agreement of Buyer contained in this Agreement and in the Exhibits and Schedules attached hereto;

          (b) any breach, non-fulfillment of, or failure to comply with, any agreement or covenant on the part of Buyer set forth in this Agreement or in any closing document executed by Buyer hereunder;

          (c) any liability or claim which may be asserted against Seller, including, without limitation, any claim asserted against Seller with respect to Buyer's failure to comply with Worker's Adjustment and Retraining Notification Act, at any time following the Closing Date in connection with the operation of the PCA-Subs following the Closing Date; and

          (d) all actions, claims, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees with respect to the foregoing, or in enforcing this indemnity.

     7.6. NOTICE AND PROCEDURE. Any party claiming indemnity hereunder (hereinafter referred to as the "Indemnified Party" shall give the party against whom indemnity is sought (hereinafter referred to as the "Indemnifying Party") prompt written notice after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought against the Indemnifying Party because of the indemnity provisions set forth in this Section 7. If such claim for indemnity arises in connection with a legal action instituted by, or a claim made by, a third party (hereinafter a "Third Party Claim"), the Indemnified Party hereby agrees that, within ten (10) business days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such Third Party Claim.

     If the claim for indemnity arises in connection with a Third Party Claim, the Indemnifying Party shall have the right at any time after receipt of notice of such claim from the Indemnified Party to assume the defense (which assumption may be made under a reservation of rights) and to control the settlement and compromise of such action or claim at its sole expense. The Indemnified Party shall cooperate in such defense as reasonably necessary to enable the Indemnifying Party to conduct its defense, including providing the Indemnifying Party with reasonable access to such records as may be relevant to its defense. The Indemnifying Party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified Party provided that the Indemnifying Party provides the Indemnified Party with reasonable assurances that the Indemnified Party will be fully indemnified by the Indemnifying Party in connection with any such Third Party Claim. The Indemnified Party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend. If the Indemnifying Party elects not to conduct the defense of a Third Party Claim, the Indemnified Party may defend and/or settle such Third Party Claim;
provided, however, that the Indemnifying Party shall not be liable for any costs, damages or expenses arising out of any settlement effected without its prior written consent, unless at the time of such settlement the Indemnifying Party, upon being fully informed regarding the terms of such settlement and the facts and circumstances regarding the Third Party Claim, denies liability to the Indemnified Party for indemnification under this Agreement. The Indemnified Party and the Indemnifying Party agree to keep each other reasonably informed as to the progress of any matter that is the subject of an indemnity claim under this Agreement. The Indemnified Party further agrees to take any and all reasonable steps, including, without limitation, those steps reasonably requested by the Indemnifying Party, to mitigate any losses, damages or expenses with respect to any indemnity claim under this Agreement and to cooperate with the defense thereof. In the event it is ultimately determined that the Indemnified Party was not entitled to indemnification under this Agreement, and the Indemnifying Party has nonetheless assumed the defense of such asserted liability, then the Indemnified Party shall, at such time as it is ultimately determined that the Indemnified Party was not entitled to indemnification, reimburse the Indemnifying Party for the costs and expenses, including reasonable attorney's fees, incurred by the Indemnified Party in connection with such assumption.

     7.7. OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of a representation, warranty, or covenant. Seller hereby agrees that it will not make any claim for indemnification against any of the PCA-Subs.

     7.8. MATERIALITY. For purposes of this Agreement, no individual breach of a covenant contained herein or the inaccuracy or non-fulfillment of a warranty or representation contained herein shall constitute a breach, inaccuracy or non-fulfillment hereunder unless and until the damages resulting from such individual breach or inaccuracy or non-fulfillment exceeds the sum of $35,000 dollars. All such breaches or inaccurate or non-fulfilled warranties or representations that would constitute breaches or inaccuracies or non-fulfillment of covenants or representations or warranties but for the fact that, individually or in the aggregate, they do not satisfy such $35,000 threshold are hereinafter collectively described as "Nonmaterial Breaches." Once the aggregate damages resulting from all Nonmaterial Breaches exceeds $350,000 then the aggregate amount of all such Nonmaterial Breaches (from the first dollar of such Nonmaterial Breaches) shall nevertheless be deemed breaches and shall be subject to indemnification. Any individual breach of a covenant contained herein or the inaccuracy or non-fulfillment of a warranty or representation contained herein that exceeds the sum of $35,000 dollars shall constitute a material breach hereof and shall be subject to indemnification without regard as to whether the $350,000 threshold for Nonmaterial Breaches has been met.

     7.9. SURVIVAL OF OBLIGATION TO INDEMNIFY. The obligation of each Party hereto to indemnify the other Party hereto shall survive the Closing for a period of three (3) years following the Closing Date provided, however, that any obligation of Seller to indemnify the Buyer hereto relating to or arising from fraud (including third party reimbursement fraud) committed by Seller or any of the PCA-Subs shall survive the Closing for the period of the applicable statute of limitations, and, provided further that the obligation of Seller to indemnify Buyer with respect to any matters pertaining to participation in the Federal Employees Benefit Program shall not expire before the date which is twelve (12) months after Buyer receives the results of the final audit of such participation conducted by the Office of Personnel Management.

SECTION 8.  TERMINATION, AMENDMENT AND WAIVER.

     8.1 TERMINATION PRIOR TO CLOSING DATE. This Agreement may be terminated at any time prior to the Closing Date:

          (a)  by mutual agreement of Buyer and Seller.

          (b) by either Party if the Closing shall not have occurred on or prior to the date which is sixty (60) days following the execution of this Agreement, if at such time the other Party hereto is not proceeding in good faith to obtain any approvals from any regulatory agencies necessary to effect the transaction contemplated herein.

          (c) by either Party if the Closing shall not have occurred on or prior to the date which is one hundred and twenty (120) days following the execution of this Agreement; or

          (d) by the Non-Defaulting Party pursuant to Section 7.1 hereof, in the event of a Completed General Default.

     8.2. EFFECT OF TERMINATION. In the event of termination of this Agreement prior to the Closing Date by either Seller or by Buyer as provided in Section
8.1 above, no Party hereto shall have any further liability hereunder; provided, however, that such termination shall not relieve a Party whose breach of this Agreement gave rise to such termination from liability for the payment of liquidated damages or damages for such breach as provided in Section 7 hereof and, provided further, that the confidentiality provisions of Section 9 hereof will survive any such termination.

     8.3. EXTENSION; WAIVER. Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto,
(b) waive any inaccuracies in the representations and warranties contained herein for its benefit or in any document delivered to it pursuant hereto, and
(c) waive compliance with any of the agreements or conditions contained herein for its benefit to the extent legally permissible. Any agreement on the part of a Party hereto to any such extension or waiver shall not be valid unless set forth in an instrument in writing signed on behalf of such Party and shall not operate as an extension or waiver of any subsequent or other failure.

SECTION 9.  CONFIDENTIALITY

     9.1. RESPECTIVE OBLIGATIONS. Each of the Parties hereto and their respective representatives will hold in confidence any data and information obtained with respect to any other Party, or the business of any other Party, from any representative, officer, director or employee of such Party, or from any books or records of such Party in connection with this Agreement or the transactions contemplated by this Agreement, and shall not use such data and information except for the reasonable due diligence purposes of such Party exclusively related to the transactions contemplated hereby. No Party receiving such confidential information shall disclose such information to any person except for such Party's officers, directors, independent accountants, legal counsel or other representatives (collectively, ""Agents'') with a need to know such information for the purpose of evaluating the transactions contemplated hereby. The Parties will inform their respective agents that by receiving any such confidential information, they are agreeing to be bound by the terms of this Section 9.1. Confidential information shall not include information in the public domain, information published or disseminated by the Party generating such information without restriction to other persons, information which is independently developed by the other Party, information identified in writing by the furnishing Party as not being confidential or information which is required by any applicable law or regulation to be disclosed.

     9.2.  SURVIVAL.  The obligations and rights of the Parties under this
Section 9 shall survive any expiration or termination of this Agreement for any reason whatsoever.

     9.3. TERMINATION. If this Agreement is terminated pursuant to Section 8 for any reason, all copies of written data and information, including copies in the possession of any Party's agents, obtained by any of the Parties hereto from any other Party shall be returned promptly to the relevant Party upon request therefor by the Party providing such data or information or that Party's counsel. Each Party hereto agrees to use all reasonable efforts to keep confidential any information obtained by it unless and until such information is ascertainable from public or published information or trade sources or is otherwise a matter of public knowledge or unless the information is needed in connection with any ongoing dispute among the Parties hereto.

     The obligations under this Section 9 are in addition to and not in lieu of obligations arising under any other confidentiality or similar agreement between Buyer and any of the other Parties hereto.

SECTION 10.  MISCELLANEOUS.

     10.1. NO ASSIGNMENT; SUCCESSORS AND ASSIGNS. No part of this Agreement or any rights, duties or obligations described herein shall be assigned or delegated by any Party without the express written consent of the other Party hereto, which consent shall not be unreasonably withheld, and except that Buyer may assign its rights and obligations hereunder to a wholly owned subsidiary of Buyer without the consent of Seller upon notice to Seller, provided that Buyer remains fully liable for its duties and obligations hereunder. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, are binding upon and are enforceable by and against the Parties and their respective legal representatives, successors and permitted assigns.

     10.2. ENTIRE AGREEMENT. This Agreement (including all the exhibits and schedules hereto) constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof and supersedes all prior negotiations, understandings and representations, both written and oral, if any, made between such Parties; provided however that the Confidentiality Agreement between Seller and the Buyer shall survive the execution of this Agreement and shall be in addition to, and not in lieu of, the terms and conditions provided herein.

     10.3. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of receipt, if delivered personally; (ii) 2 days after being mailed by registered or certified mail, return receipt requested; (iii) upon delivery by commercial overnight courier (e.g., Federal Express, DHL, etc.), return receipt or confirmation of delivery requested; or (iv) by facsimile transmission with voice confirmation of receipt, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

          (a)  If to Seller:

          Physician Corporation of America
               5835 Blue Lagoon Drive, 4th Floor
               Miami, Florida 33126
               Attention:  Peter E. Kilissanly, President
                           and Chief Operating Officer
               Facsimile:  (305) 261-2771
               Telephone:  (305) 267-6051
               with copies to:

               Thomas O. Wells, Esq.
               Zack, Sparber, Kosnitzky, Truxton, Spratt & Brooks
               One International Place, Suite 2800
               Miami, Florida  33131-2144
               Facsimile:  (305) 539-1307
               Telephone:  (305) 539-8400

               and

               Jose Menendez, Esq.
               5835 Blue Lagoon Drive, 4th Floor
               Miami, Florida  33126
               Facsimile:  (305) 267-4811
               Telephone:  (305) 265-2920

          (b)  If to Buyer to:

               Health Partners of Alabama, Inc.
               600 Beacon Parkway West, Suite 500
               Birmingham, Alabama 35209
               Attention:  James R. Ludwig, President
                           and Chief Operating Officer
               Facsimile:  (205) 912-1100
               Telephone:  (205) 912-1179

               with copies to:

               J. William Rose, Jr., Esq.
               Johnston, Barton, Proctor & Powell
               2900 AmSouth/Harbert Plaza
               1901 Sixth Avenue North
               Birmingham, Alabama  35203-2618
               Facsimile:  (205) 458-9500
               Telephone:  (205) 458-9400

               and

               Edwin E. Humphreys, Esq.
               Baptist Health System, Inc.
               Post Office Box 830605
               Birmingham, AL  35283-0605
               Facsimile:  (205) 715-5513
               Telephone:  (205) 715-5433

     10.4. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Information disclosed in any schedule to this Agreement shall be deemed disclosed in all schedules to this Agreement.

     10.5. DELAYS OR OMISSIONS. No delay or omission to exercise any right, power or remedy accruing to any Party to this Agreement, upon any breach or default of the other Party under this Agreement, shall impair any such right, power or remedy of such Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereunder occurring; nor shall any waiver of any single breach or default theretofore or thereafter occurring act as a waiver of any other breach or default under this Agreement. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing subject to the provisions of Section 8 hereof.

     10.6. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Parties in person or via facsimile with confirmed answer back, each of which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

     10.7. SEVERABILITY. If any provision of this Agreement or any Ancillary Document entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible. If any provision of this Agreement may be construed in two or more ways, one of which would render the provision invalid or otherwise voidable or unenforceable and another of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable.

     10.8. ATTORNEYS' FEES. In the event any arbitration, litigation or other legal action or proceeding is brought between the Parties to enforce any provision of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the prevailing Party will be entitled to an award of judgment for all reasonable costs incurred by reason of such proceeding, including reasonable attorneys' fees even if incident to appellate, bankruptcy, post-judgment or alternative dispute resolution proceedings, payments owed to arbitrators, travel expenses, per diem expenses, witness fees, investigative fees, paralegal fees and all other reasonable charges billed by an attorney for the prevailing Party. A Party not entitled to recover its costs shall not recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining whether a Party is entitled to recover its costs or attorneys' fees.

     10.9. SPECIFIC PERFORMANCE. Each of the Parties acknowledges that the Parties will be irreparably damaged (and damages at law would be an inadequate remedy) if this Agreement is not specifically enforced. Therefore, in the event of a breach or threatened breach by any Party of any provision of this Agreement, then the other Party shall be entitled, in addition to all other rights or remedies, to injunctions restraining such breach, without being required to show any actual damage or to post any bond or other security, unless the court adjudicating the motion for equitable relief otherwise requires a bond, in which case the Parties agree that a bond in the amount of $5,000 is sufficient and appropriate.

     10.10. WAIVERS. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party hereto, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or in any Ancillary Document. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     10.11. RULES OF CONSTRUCTION. In this Agreement, unless the context otherwise requires, words in the singular include the plural and in the plural include the singular, and words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender.

     10.12. MATTERS TO BE ARBITRATED. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in accordance with the rules of the American Arbitration Association then in effect, except to the extent that the procedures outlined below differ from such rules. Such arbitration shall be conducted by three arbitrators, one of whom shall be appointed by Buyer, one of whom shall be appointed by Seller and the third of whom shall be appointed by the first two arbitrators. Within 30 days after receipt of written notice from either Party that a dispute exists and that arbitration is required, each Party must appoint one arbitrator. If either Buyer or Seller fails to appoint an arbitrator within said 30-day period or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 30 days after the second arbitrator is designated, then Buyer or Seller may request that such arbitrator be appointed by the American Arbitration Association so as to enable the arbitrators to render an award within 90 days after the three arbitrators have been appointed. Following the selection of arbitrators as set forth above, the arbitration shall be conducted promptly and expeditiously. Each party shall bear its own attorneys' fees in connection with such arbitration proceeding. All other fees and expenses in connection with such arbitration proceeding, including, without limitation, any expenses of the arbitrators, shall be paid by the non-prevailing party. The place of arbitration shall be Atlanta, Georgia. The judgment of the arbitration tribunal shall be accompanied by a written statement of the basis for such judgment and may be enforced by any court having proper jurisdiction.


     IN WITNESS WHEREOF the Parties have executed this Agreement as of the day first above written.

                                       BUYER:

                                       HEALTH PARTNERS OF ALABAMA, INC.
                                       AN ALABAMA CORPORATION


                                       BY:
                                          -------------------------------
                                          ITS:
                                              ---------------------------


                                       SELLER:

                                       PHYSICIAN CORPORATION OF AMERICA
                                       A DELAWARE CORPORATION


                                       BY:
                                          -------------------------------
                                          ITS:
                                              ---------------------------